EXHIBIT 10.2
UNOFFICIAL TRANSLATION
MEMORANDUM OF UNDERSTANDING
Conversion to Empresa Mixta Process
This Memorandum of Understanding is celebrated between PDVSA PETROLEO, S.A. (“PPSA”), mercantile society registered in the Second Mercantile Registry of the Federal District and Miranda State Federal Circumscription on November 16, 1978, under No. 26, Book 127-A second, being the last statutes modification on December 13, 2002, as it is recorded in document registered in said Mercantile Registry, on December 19th, 2002, under No. 60, Book 193-A Second, represented in this act by citizen Rafael Ramírez Carreño, Venezuelan, of legal age, of this domicile and holder of Identity Card No. [                ], acting as President of the company, duly authorized for this act according to number one of the Twenty Fifth Clause of the Constitutive Document Statutes; CORPORACIÓN VENEZOLANA DEL PETRÓLEO, S.A. (“CVP”), mercantile society registered before the Second Mercantile Registry of the Federal District (currently Capital District) and Miranda State Judicial Circumscription, on December 23rd, 1975, under No. 24 Book 58-A Second, which Constitutive Document Statutes was included according to entry No. 141, Book 86-A Pro., dated November 13th, 1981, before the First Mercantile Registry of the Federal District (currently Capital District) and Miranda State Judicial Circumscription, again modified as it is registered in Act of Shareholders Extraordinary Assembly on September 30th, 2004, recorded before the Second Mercantile Registry of the Federal District (currently Capital District) and Miranda State Judicial Circumscription on October 27th, 2004, under No. 75, Book 179-A-Second, represented in this act by citizen Eulogio Del Pino, Venezuelan, of legal age, of this domicile and holder of the Identification Card No. [                ], acting in his condition of President of the company, and HARVEST VINCCLER, C.A. (“Harvest Vinccler”) (previously Benton Vinccler, C.A.) mercantile society domiciled in the city of Caracas and registered in the Mercantile Registry of the Federal District and Miranda State Judicial Circumscription on June 29th, 1993, under No. 13, Book 146-A Second, which last modification to the Constitutive Document –Statutes, in which the current social denomination is acquired, was performed according to Act of Shareholders Extraordinary Assembly on May 3rd, 2004, recorded before the Second Mercantile Registry of the Capital District and Miranda State Judicial Circumscription under No. 17, Book 65-A Second, represented in this act by its Director, James Arthur Edmiston III, American citizen, of legal age, domiciled in Houston, Texas, holder of the passport No. [                ] issued by the United States of America, whose nomination is certified in Act of Shareholders Assembly duly registered before the Mercantile Registry of the Federal District and Miranda State Judicial Circumscription on December 6th, 2004, under No. 39, Book 206-A Second, sufficiently authorized for this act.

UNOFFICIAL TRANSLATION
This Memorandum of Understanding describes the current state of the negotiations between Harvest-Vinccler C.A. (hereinafter “Harvest Vinccler”), PDVSA Petróleo, S.A. and Corporación Venezolana del Petróleo, S.A. (“CVP”), in connection with the migration to empresa mixta of the operating services agreement corresponding to the Monagas Sur Unit.
1.	Subject to all necessary approvals and conditions, including, all corporate approvals required by law or the charter and by-laws of the controlling entity or entities of Harvest-Vinccler C.V. and the National Assembly’s approval mentioned in Section 2 below:
(A) CVP and Harvest Vinccler will incorporate an empresa mixta, in which CVP will own sixty percent (60%) of the shares representing the capital stock (Class A shares) and Harvest Vinccler will own the remaining forty percent (40%) (Class B shares).
(B) The empresa mixta will be in charge of the development of the primary activities set forth in the Decree with Rank of Organic Hydrocarbons Law in the area specified in Annex A of the draft Conversion Contract referred to in letter (C);
(C) The terms and conditions of the migration to empresa mixta, including the charter and by-laws of the empresa mixta, shall be in substantial conformity with the draft Conversion Contract attached to this Memorandum of Understanding, it being understood that, as indicated in such draft, certain details are still pending and should be completed as soon as possible.
(D) As part of the migration to empresa mixta, CVP shall recognize, with effects on the Closing Date (as defined in Article 1.4 of the draft Contract for Conversion to Empresa Mixta attached to this Memorandum of Understanding), a credit in favor of HVCA in an amount to be agreed upon by CVP and Harvest Vinccler. The parties understand that the aforementioned recognition of such amount, as well as the transactions to be carried out on the Closing Date pursuant to Articles 1.4 and 2.1 of the draft Contract for the Conversion to Empresa Mixta attached to this Memorandum of Understanding, shall not be create taxable events within the Republic.
(E) Subject to all approvals and conditions set forth in this Memorandum of Understanding, the parties have reached an agreement on the basis of economic calculations that assumes a start of operations of the Empresa Mixta, including the execution of the Contract for Purchase and Sale of Hydrocarbons with PPSA, on April 1, 2006. Promptly after the Closing Date (as such term is defined in Article 1.4 of the draft Contract for

UNOFFICIAL TRANSLATION
the Conversion to Empresa Mixta attached to this Memorandum of Understanding), CVP and Harvest Vinccler shall agree to the necessary adjustments in order to obtain the same economic result that would have been obtained if the Closing Date would have occurred on April 1, 2006, taking into account the value of the hydrocarbons produced from April 1, 2006 until the Closing Date, the costs incurred by the parties in relation to such production, and the shareholding participations contemplated for CVP and Harvest Vinccler in the Empresa Mixta, as indicated in paragraph (A) above.
(F) CVP understands that Harvest Vinccler is considering a possible sale or exchange of its interest in the empresa mixta, referred in letter (A). Harvest Vinccler agrees that any sale or exchange will only be undertaken with the consent of CVP and the Ministry of Energy and Petroleum. CVP agrees to cooperate with Harvest Vinccler’s possible sale or exchange by (i) permitting Harvest Vinccler to share information with third parties, including copies of the Conversion Contract and the status of discussions; and (ii) meeting with potential purchasers to confirm the understandings of the parties for the conversion to and operations of the empresa mixta.
2.	It is expressly understood that the incorporation of the empresa mixta, and the conditions that will govern the performance of the primary activities by the empresa mixta, shall be subject to the prior approval of the Ministry of Energy and Petroleum and the National Assembly, in accordance with the Decree with Rank of Organic Hydrocarbons Law.
The parties hereto sign this Memorandum of Understanding in the City of Caracas, on March 31, 2006.

PDVSA PETRÓLEO, S.A.

____________

CORPORACIÓN VENEZOLANA DEL PETRÓLEO, S.A.

____________

HARVEST VINCCLER C.A.

____________

CONFIDENTIAL
UNOFFICIAL TRANSLATION
03/04/06
FORM OF CONTRACT FOR
CONVERSION TO A MIXED COMPANY
BETWEEN
CORPORACIÓN VENEZOLANA DEL PETRÓLEO, S.A.
AND
HARVEST-VINCCLER, C.A.
APRIL ___, 2006

INDEX

Article 1. INCORPORATION OF THE MIXED COMPANY	3

1.1 Incorporation	3
1.2 Purpose	3
1.3 Initial Capital and Ownership Interests	3
1.4 Transactions on the Closing Date	4
1.5 Other Contributions or Loans	5
1.6 Failure to Make Contributions or Loans	5
1.7 Business Plan	6
1.8 Sole Risk Projects	7
1.9 Policies and Procedures of the Mixed Company	7
1.10 Compliance with Applicable Law	8

Article 2. CANCELLATION OF THE OPERATING AGREEMENT	8

2.1 Liabilities	8
2.2 Environmental Claims	9

Article 3. SALE OF HYDROCARBONS	9

Article 4. OPERATION, PERSONNEL AND TECHNOLOGY	9

4.1 Operating Company	9
4.2 Personnel	10
4.3 Technology	10

Article 5. TERM	11

Article 6. ASSIGNMENT AND TRANSFERS OF SHARES	11

6.1 Assignment	11
6.2 Transfer of Shares	11
6.3 Change of Control of Harvest Vinccler	11

Article 7. APPLICABLE LAW AND JURISDICTION	12

Article 8. AMENDMENTS AND WAIVERS	13

Article 9. CAPACITY AND REPRESENTATIONS OF THE PARTIES	13

9.1 Basic Representations of the Parties	13
9.2 Certain Practices	13

Article 10. NOTICES	14

Article 11. ENTIRE AGREEMENT	14

Article 12. HEADINGS AND REFERENCES	14

Article 13. LANGUAGE	15

Article 14. COUNTERPARTS	15

CONTRACT FOR
CONVERSION TO A MIXED COMPANY
     This contract (hereinafter the “Contract”) is entered into on the ___day of April, 2006, between CORPORACIÓN VENEZOLANA DEL PETRÓLEO, S.A. (hereinafter “CVP”), a corporation duly incorporated in accordance with the laws of the Bolivarian Republic of Venezuela (hereinafter the “Republic”), registered in the Second Commercial Registry of the Judicial Area of the Distrito Federal (currently Distrito Capital) y Estado Miranda on December 23, 1975, under N° 24, Volume 58-A Segundo, which Charter and By-laws were reinstated as evidenced from registration N° 141, Volume 86-A Pro., of November 12, 1981, made in the First Commercial Registry of the Judicial Area of the Distrito Federal (currently Distrito Capital) y Estado Miranda, amended thereafter as evidenced by the Minutes of the Special Shareholders’ Meeting dated September 30, 2004, filed in the Second Commercial Registry of the Judicial Area of the Distrito Federal (currently Distrito Capital) y Estado Miranda, on October 27, 2004 under N° 75, Volume 179-A-Sgdo., represented herein by Eulogio Del Pino, Venezuelan, of legal age, domiciled herein, and bearer of Identity Card N° 11.041.914, acting in his capacity as President of the company, as one party, and HARVEST-VINCCLER, C.A. (hereinafter “Harvest Vinccler”) (formerly Benton Vinccler, C.A.), a corporation domiciled in the city of Caracas and registered in the Second Commercial Registry of the Judicial Area of the Distrito Federaly Estado Miranda, on June 29, 1993, under No. 13, Volume 146-A Sgdo., which last amendment to its Charter and By-laws in which it acquired its current corporate name was made as evidenced by the Minutes of the Special Shareholders’ Meeting dated May 3, 2004, registered in the Second Commercial Registry of the Judicial Area of the Distrito Capital y Estado Miranda under N° 17, Volume 65-A-Sgdo.; represented herein by its Director James Arthur Edmiston III, American, of legal age, domiciled in the City of Houston, Texas and bearer of Passport No. 133151669 issued by the United States of America, which appointment is evidenced by the Minutes of Shareholders’ Meeting duly registered in the Commercial Registry of the Judicial Area of the Distrito Capital y Estado Miranda on December 6, 2004, under N° 39, Volume 206-A-Sgdo., duly authorized hereof, as the other party (CVP and Harvest Vinccler shall hereinafter be referred to collectively as the “Parties” and individually as a “Party”).
     WHEREAS, (i) Lagoven, S.A., as one party, and Benton Oil and Gas Co. and Venezolana de Inversiones y Construcciones Clerico, C.A. (Vinccler, C.A.), as the other party, both as members of the Benton-Vinccler Consortium; signed the document named Convenio de Servicios de Operación Unidad Monagas Sur dated July 31, 1992 (hereinafter, and including all of its addenda and modifications, the “Operating Agreement”), and (ii) currently the parties to the Operating Agreement are PDVSA Petróleo, S.A. (hereinafter “PPSA”) and Harvest Vinccler;

     WHEREAS, on April 12, 2005, the Ministry for Energy and Petroleum of the Republic (hereinafter the “Ministry”) issued Instructions to the respective Boards of Directors of Petróleos de Venezuela, S.A. (hereinafter “PDVSA”) and of CVP, based on the reasons set forth in such text, for the conversion of the Operating Agreement to the form of a mixed company in which the State or an entity owned by the State will have control by virtue of a majority participation in the capital stock, in accordance with the Decreto con Fuerza de Ley Orgánica de Hidrocarburos published in the Official Gazette of the Republic No. 37,323 on November 13, 2001 (hereinafter the “Organic Hydrocarbons Law”);
     WHEREAS, on August 4, 2005, Harvest Vinccler and PPSA signed a Convenio Transitorio with the purpose of agreeing on the conversion to a mixed company that has as its purpose to carry out the activities of exploration in search of hydrocarbons reservoirs, their extraction in their natural state, initial gathering, transportation and storage referred to in Article 9 of the Organic Hydrocarbons Law (hereinafter the “Primary Activities”);
     WHEREAS, on October 18, 2005, an Executive Transitory Committee was established for the purpose of planning for the year 2006 the operations carried out by Harvest Vinccler in the Monagas Sur area and to coordinate the conversion to a mixed company;
     WHEREAS, on November 4, 2005, the Ministry issued complementary Instructions to the Boards of Directors of PDVSA and CVP, in relation to the process of conversion to a mixed company;
     WHEREAS, in accordance with Article 23 of the Organic Hydrocarbons Law, the Ministry has designated the geographical area in which the mixed company can operate (hereinafter the “Designated Area”) by means of Resolution No.                     , published in the Official Gazette of the Republic No.                      on                     , 2006, attached to this Contract as Annex A;
     WHEREAS, in accordance with the last paragraph of Article 37 of the Organic Hydrocarbons Law, the Council of Ministers has approved the direct selection of the mixed company that shall be incorporated by the Parties to operate in the Designated Area by virtue of Decree No.                     , dated                     , 2006, published in the Official Gazette of the Republic No.                     , of                                         , 2006, which is attached to this Contract as Annex B;
     WHEREAS, in accordance with Article 33 of the Organic Hydrocarbons Law, the National Assembly has approved the formation of a mixed company named                     , S.A. and the conditions that will govern the conduct of Primary Activities by such mixed company by virtue of the Acuerdo published in the Official Gazette of the Republic No.                      on                     , 2006 (hereinafter the “Acuerdo of the National Assembly”), which is attached to this Contract as Annex C; and

WHEREAS, the National Executive, duly authorized by the National Assembly and in accordance with Article 101 of the Ley Orgánica de la Administración Pública, has authorized the formation of the mixed company                                         , S.A. by means of the Decree published in the Official Gazette of the Republic No.                      on                     ’ 2006 (hereinafter the “Decree of Formation”), which is attached to this Contract as Annex D.
     NOW, THEREFORE, the Parties agree as follows:
ARTICLE 1.
INCORPORATION OF THE MIXED COMPANY
          1.1 Incorporation. Promptly after the date hereof, the Parties shall incorporate                                         , S.A. (hereinafter the “Mixed Company”), in accordance with the form of Charter and By-laws attached hereto as Annex E, the terms and conditions of the Acuerdo of the National Assembly and the provisions of the Commercial Code.
          1.2 Purpose. The purpose of the Mixed Company shall be to carry out Primary Activities in the Designated Area in accordance with the terms and conditions set forth in the Acuerdo of the National Assembly, in the Decree of Formation and in the Decree that transfers to the Mixed Company the right to carry out the Primary Activities in the Designated Area (hereinafter the “Transfer Decree”, the proposed terms of which are included in Annex F). In addition, the Mixed Company is authorized to render services in exchange for arm’s length prices to other mixed companies, to companies owned exclusively by the State or to other entities, provided that the rendering of such services is in the interests of the Mixed Company, it being understood that (i) the principal purpose of the Mixed Company is the carrying out of the Primary Activities and the rendering of such services may not prejudice the carrying our of such principal object, and (ii) the foregoing does not contemplate either the provision of petroleum services to third parties outside of the Designated Area or the transfer of technology to third parties.
          1.3 Initial Capital and Ownership Interests. The initial capital stock of the Mixed Company shall be one billion Bolívares (Bs.1,000,000,000) and shall consist of one hundred thousand (100,000) shares of common stock with a par value of ten thousand Bolívares (Bs. 10,000) each, which shall be classified as Class A and Class B. The Parties shall make the capital contributions necessary to incorporate the Mixed Company in cash and in proportion to their stock ownership in the Mixed Company by means of wire transfer to account                      in                      bank. The initial stock ownership of the Parties in the Mixed Company shall be as follows:

CVP:	___Class A shares, representing a ___% interest in the capital stock of the Mixed Company.

Harvest Vinccler:	___Class B shares, representing a ___% interest in the capital stock of the Mixed Company.

In accordance with the Organic Hydrocarbons Law, the State, directly or through companies or entities that it owns exclusively, must at all times own more than a fifty percent (50%) interest of the capital stock of the Mixed Company.
          1.4 Transactions on the Closing Date. On the date that CVP fixes (hereinafter the “Closing Date”), which shall be (i) within the course of ten (10) calendar days (hereinafter “Days”) following the date on which the Transfer Decree is published in the Official Gazette of the Republic, and (ii) notified to Harvest Vinccler at least five (5) Days in advance, the Parties shall effect the following transactions with the Mixed Company:
          (A) Forty billion Bolívares (Bs. 40,000,000,000) must be contributed in cash by the Parties in proportion to their stock ownership in the Mixed Company, by means of wire transfers of funds to the bank account of the Mixed Company that it designates;
          (B) Harvest Vinccler shall (i) transfer to the Mixed Company ownership of all of the tangible assets located in the Republic that are owned by Harvest Vinccler and utilized in connection with the operations derived from the Operating Agreement prior to the Closing Date, which are listed in Annex G, and (ii) exercise its best efforts to assign to the Mixed Company the contracts, permits and rights (including, among others, easements, water rights, rights-of-way and surface rights) which pertain to the petroleum operations carried out pursuant to the Operating Agreement prior to the Closing Date, and are listed in Annex G, it being understood that all contracts that are not listed in such Annex shall be maintained under the exclusive responsibility of Harvest Vinccler; and
          (C) CVP shall (i) ensure that the tangible assets of PPSA that are used in the activities carried out under the Operating Agreement, which are listed in Annex H, are immediately made available to the Mixed Company for the carrying out of its activities, and that thereafter ownership thereof is transferred as soon as possible to the Mixed Company, complying with applicable legal formalities, (ii) exercise best efforts to ensure that PPSA assigns to the Mixed Company the contracts, permits and rights (including, among others, easements, water rights, rights-of-way and surface rights) which pertain to petroleum operations carried out pursuant to the Operating Agreement prior to the Closing Date and are listed in Annex H, and (iii) ensure that PPSA enters into the Contract for Sale and Purchase of Hydrocarbons with the Mixed Company in accordance with the form attached hereto as Annex K.
It is understood and agreed that the assets and rights referred to in clauses (B) and (C) of this Article 1.4 shall be transferred to the Mixed Company in the condition in which they exist (“as is”), without any cost or charge and without the Parties agreeing to any express or implied guarantee with respect to the condition of such assets and rights at the time of transfer, but with guaranty of title and of non-existence of liens over them. The Parties will agree in good faith on the value of the non-monetary assets contributed.

Except for the part of the contribution in cash set forth in clause (A) of this Article 1.4 that corresponds to the par value of the shares to be issued to the shareholders in proportion to their participation in the capital of the Mixed Company, the value of all other contributions made to the Mixed Company pursuant to this Article 1.4 shall be reflected in the financial statements of the Mixed Company as paid-in surplus. The Parties understand that the transactions contemplated in this Article 1.4 and in Article 2.1 will not generate any tax liabilities in the Republic.
          1.5 Other Contributions or Loans. The Shareholders’ Meeting of the Mixed Company may from time to time request from the Parties, in accordance with the Business Plan referred to in Article 1.7, additional contributions or loans (at arm’s length conditions) that it deems necessary for the performance of its corporate purpose. All additional contributions or loans made by the Parties to the Mixed Company shall be made in proportion to their respective ownership interests in the Mixed Company. Each Party must pay its share of such additional contributions or loans in United States of America dollars by wire transfer of funds to the bank account of the Mixed Company that it designates within a period of thirty (30) Days after the date on which such contributions or loans are requested by the Shareholders’ Meeting of the Mixed Company. No later than five (5) Days prior to expiration of the agreed term to make an additional contribution or loan, each Party shall have the right to require written confirmation from the other Party that it is willing to make its share of the contribution or loan in question, and to suspend its payment of the contribution or loan until it has received such confirmation. In the event it is authorized by the Shareholders’ Meeting, the Mixed Company will seek to obtain financing for its working capital and for investment projects on terms and conditions deemed appropriate by the Shareholders’ Meeting, which terms and conditions should be in accordance with standards in the financial market and consistent with this Contract, the Business Plan mentioned in Article 1.7, the policies and procedures of the Mixed Company referred to in Article 1.9 and the Charter and By-laws of the Mixed Company.
          1.6 Failure to Make Contributions or Loans. In the event that either Party (hereinafter the “Debtor Party”) does not comply with its obligation to make any contribution or loan on the date such contribution or loan was due (hereinafter the “Contribution Date”):
          (A) The other Party shall have the right, but not the obligation, to make such contribution or loan on behalf of the Debtor Party within the period of thirty (30) Days following the Contribution Date, in which case the Debtor Party shall be obligated to reimburse the other Party (hereinafter “the Creditor Party”) for all funds contributed or granted as loans on behalf of the Debtor Party within one hundred and twenty (120) Days following the date that such funds are paid in the name of the Debtor Party, together with all interest accrued from the date such funds are paid on behalf of the Debtor Party to the date on which the amounts owed are totally reimbursed by the Debtor Party at an annual rate equal to LIBOR plus ten (10) percentage points. For purposes of this Article 1.6(A), LIBOR means, for each consecutive period of thirty (30) Days, the London Inter-Bank Offering Rate for a month as indicated in the Telerate page 3750 at 11:00 a.m. (London time) on the first Day of the applicable period or, if commercial banks are not open for international operations in London on such Day, the rate on the next Day on which banks in London are open for international operations. The Debtor Party shall have no right to receive dividends from the Mixed Company until the date on which it fully pays all amounts owed to the Creditor Party. Any annual dividend payment, advanced dividend (loan to shareholders), reduction of capital or return of paid-in surplus that corresponds to the shares of the Debtor Party and which is effected before payment in full of all amounts owed by the Debtor Party, will be paid to the Creditor Party and will be credited against the amounts owed by the Debtor Party until, after deducting any tax that may be applicable, all amounts owed, including interest, have been paid. Until the date on which the Debtor Party fully pays all amounts owed to the Creditor Party, the latter shall not be obligated to make contributions or grant loans to the Mixed Company.
          (B) If the Debtor Party is Harvest Vinccler and the amounts owed are not paid in their entirety within one hundred and twenty (120) Days from the Contribution Date, CVP shall have the right (assuming that CVP has made its contribution or loan), at its election, to (i) apply the provisions of Article 1.6(A) or (ii) demand the transfer in its favor, at the price established in the next sentence, of the number of Class B shares of the Mixed Company owned by Harvest Vinccler that is necessary to repay the total amount of the unpaid indebtedness calculated in accordance with Article 1.6(A). (unless the amounts owed have been fully paid before the exercise of the option set forth in this clause (ii)). For the purposes of this Article 1.6(B), the price of the Class B shares of the Mixed Company owned by Harvest Vinccler shall be equal to the average of the valuations of such shares made by two (2) internationally recognized independent experts, one to be designated by CVP and the other by Harvest Vinccler, provided that: (a) if any of the Parties does not designate an independent expert during a period of thirty (30) Days following the date on which CVP shall have notified its decision to demand the transfer of the shares, the Minister of Energy and Petroleum (hereinafter the “Minister”) may designate such expert on behalf of such Party; (b) the independent experts so designated shall present their valuations within ninety (90) Days after their appointment; (c) if one of such valuations exceeds the other by more than fifteen percent (15%), either Party shall have the right to request new valuations by two (2) new internationally recognized independent experts, which shall be designated in the same manner as the ones previously designated (the same procedure will be repeated until the Parties either agree on the price of the Class B shares or the new valuations of the independent experts do not differ by more than fifteen percent); (d) the fees of such independent experts shall be paid in equal parts by the Parties; and (e) CVP shall not have the obligation to accept the results of such valuations and the transfer of the shares, maintaining the application of Article 1.6(A) with respect to the amounts owed in case that CVP elects not to receive the transfer of such shares. The shares which Harvest Vinccler transfers to CVP by application of this Article 1.6(B) shall automatically be converted into Class A shares of the Mixed Company.
          1.7 Business Plan. The Mixed Company shall undertake its operations in accordance with the business plan that is attached hereto as Annex I (“hereinafter the “Business Plan”). The work programs and budgets that are adopted annually pursuant to the Charter and By-laws of the Mixed Company shall be consistent with the Business Plan, it being understood that the Business Plan may be modified by decision of the Shareholders’ Meeting of the Mixed Company in accordance with its Charter and By-laws.
          1.8 Sole Risk Projects. In the event that CVP notifies Harvest Vinccler by means of a detailed proposal to that effect presented for the consideration of the Shareholders’ Meeting of the Mixed Company, of CVP’s intention that the Mixed Company carry out a new investment project that can be technically and economically segregated from the ongoing petroleum operations of the Mixed Company, then Harvest Vinccler shall, within thirty (30) Days following the date of receipt of the notification from CVP, notify CVP of its agreement or disagreement with the new project. In the case that Harvest Vinccler does not notify its disagreement within such period, it shall be deemed to have agreed and the new project shall be carried out by the Mixed Company. In the case that Harvest Vinccler notifies its disagreement within such period, CVP shall have sixty (60) Days from the date of receipt of such notice from Harvest Vinccler to decide whether it wishes to proceed with the new project at its sole risk (hereinafter the “Sole Risk Project”). If CVP decides to proceed in that manner, it shall so notify Harvest Vinccler within such period of sixty (60) Days. The Parties shall negotiate in good faith and agree, within a period of sixty (60) Days commencing with the date of receipt by Harvest Vinccler of such notice, on the means of separating the Sole Risk Project from the ongoing operations of the Mixed Company, including the waiver by the Mixed Company of any rights relating to the Sole Risk Project, such that CVP or an affiliate thereof can proceed with the Sole Risk Project exclusively assuming the risks and costs derived therefrom. The Mixed Company will act as operator for the Sole Risk Project, provided that: (a) all investment, costs, expenses and liabilities related to the Sole Risk Project shall be borne by CVP or its affiliate in a direct manner through the appropriate advances of funds to the Mixed Company, which must maintain such funds separately from its own funds and keep separate accounting records of the same and of the associated investments, expenses, and liabilities, and (b) the Mixed Company shall not have any participation in production or revenues generated by the Sole Risk Project, but shall have the right to receive remuneration for the services rendered based on the cost of such services and taking into consideration the market prices of similar services. Sole Risk Projects shall not interfere or affect in a negative and substantial manner the existing or planned petroleum operations of the Mixed Company. CVP or its affiliate shall indemnify the Mixed Company for any loss, cost, expense, damage or other responsibility suffered or incurred by the Mixed Company resulting from Sole Risk Projects, and shall maintain the Designated Area free and clear of any liens that may be created in relation to or resulting from Sole Risk Projects.
          1.9 Policies and Procedures of the Mixed Company. The Mixed Company shall adopt policies and procedures governing its operations, including, among others, policies and procedures for safety, health and environment, contracting, maintenance of insurance, accounting, banking and treasury, and human resources, following the guidelines established by CVP. To the extent possible, such policies and procedures shall be consistent with the policies and procedures of PDVSA and the ultimate parent company of Harvest Vinccler, it being understood that nothing in such policies and procedures may alter the respective rights and obligations of the Parties under this Contract or the Charter and By-laws of the Mixed Company. Attached as Annex J to this Contract are certain of the initial policies and procedures of the Mixed Company, it being understood that such policies and procedures will be modified by the Parties in accordance with the principles established in this Article 1.9. In all cases, the policies and procedures of the Mixed Company shall have as their objective that the Mixed Company carries out its operations in an efficient and transparent manner, in accordance with prudent petroleum industry practices and applicable laws, it being understood that, in the event of conflict, the applicable laws shall prevail over petroleum industry practices. The Mixed Company shall maintain bank accounts outside of the Republic, in which it may keep sufficient funds to make all payments that must be made abroad, including, but not limited to, those related to dividend distributions, reductions in capital, purchases, debt services (including those relating to loans from shareholders), and contractors’ and suppliers’ fees and expenses. These funds may come from any source, including sales, shareholders’ contributions or loans or third party financing.
          1.10 Compliance with Applicable Law. In the conduct of its operations the Mixed Company will comply with the terms and conditions of the Acuerdo of the National Assembly, the Decree of Formation, the Transfer Decree and the Organic Hydrocarbons Law and its Regulation, as well as all other legal provisions applicable in the Republic. Neither Party shall take any action or decision which constitutes grounds for revocation of the Transfer Decree or any other permit, license or authorization of any kind required for the conduct of the operations of the Mixed Company. The Mixed Company shall be responsible for the producing and filing of tax returns with the competent tax authorities of the Republic, as well as, subject to applicable legislation, the payment of the rates, taxes and contributions, as well as the requesting of refunds when applicable.
ARTICLE 2.
CANCELLATION OF THE OPERATING AGREEMENT
          2.1 Liabilities. Harvest Vinccler acknowledges and accepts that, without the need for any additional act or instrument, the Operating Agreement shall be automatically cancelled on the Closing Date, without Harvest Vinccler or any of its affiliates having a right to receive any compensation derived from the Operating Agreement (except for the payments corresponding to the first quarter of 2006 calculated as set forth in the Transitory Agreement) or without Harvest Vinccler, or any of its affiliates, being able to assert any claim as a consequence of the cancellation of the Operating Agreement. Harvest Vinccler shall defend and indemnify the Republic, the Mixed Company, PDVSA, PPSA, CVP and their respective affiliates for any action, claim, judgment, lawsuit, loss, cost, expense, damage or other liability arising from or related to the Operating Agreement or to any activities derived therefrom, it being understood that this obligation to indemnify does not extend to liabilities (i) attributable to acts or omissions of PPSA or (ii) derived from circumstances or activities of any person prior to the date of execution of the Operating Agreement. Harvest Vinccler’s indemnification obligation shall include any third-party claim of any nature arising from acts or omissions of Harvest Vinccler in connection with the Operating Agreement on or prior to the Closing Date, it being understood that for these purposes the Republic, PDVSA, PPSA, CVP and their respective affiliates shall not be considered as third parties. The Mixed Company shall not assume any liabilities derived from the activities and the acts or omissions of Harvest Vinccler relating to the Operating Agreement (including, without limitation, labor liabilities and those derived from contributions other than taxes such as those provided for in the Ley del INCE, the Instituto Venezolano del Seguro Social and the Ley que Regula el Subsistema de Seguridad Social, de Vivienda y Política Habitacional), from the cancellation of the Operating Agreement, or from acts or omissions of CVP, PPSA, PDVSA or their respective affiliates done prior to the commencement of operations under the Operating Agreement.
          2.2 Environmental Claims. Without limiting the generality of the foregoing, the Mixed Company shall not assume any responsibility for environmental claims or liabilities arising from operations or events prior to the date of the Decreto de Transferencia. The Parties shall prepare or cause to be prepared by an internationally renowned environmental consulting company an environmental audit in accordance with applicable regulations and standard petroleum industry practices for the purpose of determining the environmental conditions existing in the Designated Area on the Closing Date. Such environmental audit shall include a base line natural physical environment study, which shall constitute full proof of the existing environmental conditions. The environmental audit done at the beginning of operations under the Operating Agreement shall constitute full proof of the environmental conditions existing in the area at such time.
ARTICLE 3.
SALE OF HYDROCARBONS
     The Mixed Company shall sell to PPSA, or any other of the entities referred to in article 27 of the Organic Hydrocarbons Law that is designated by PPSA, all the liquid and gaseous hydrocarbons that it produces in the Designated Area, except for the liquid hydrocarbons and associated natural gas that the Mixed Company utilizes in its operations or for payment of royalties that the National Executive may have decided to receive in kind. Such sales shall be in accordance with the form of Contract for Sale and Purchase of Hydrocarbons attached to this Contract as Annex K.
ARTICLE 4.
OPERATION, PERSONNEL AND TECHNOLOGY
          4.1 Operating Company. The Mixed Company shall be the operating company of the Designated Area, provided that it may not forego its function as operator. The Mixed Company may enter into such service agreements as it deems necessary for the implementation of its operations. The Parties shall cooperate to ensure a successful and safe transfer of the operations in the Designated Area to the Mixed Company.

          4.2 Personnel. Harvest Vinccler shall use its best efforts to transfer or second to the Mixed Company the technicians and other experts that the Board of Directors of the Mixed Company may reasonably request for the performance of the Primary Activities in the Designated Area, whose fees or salaries shall be borne by the Mixed Company (either directly in case such experts become employees of the Mixed Company, or through secondment agreements). Harvest Vinccler agrees to train the personnel designated by the Board of Directors of the Mixed Company to replace any of the employees transferred or seconded by Harvest Vinccler. During the first two (2) years of operations of the Mixed Company, the expenses of such training shall be the sole cost of Harvest Vinccler up to an amount of ___United States of America dollars, such expenses being the cost of the Mixed Company after such period has elapsed. In case that it is required by the Board of Directors of the Mixed Company, Harvest Vinccler shall also train other employees of the Mixed Company, in which case the cost of such training shall be the sole cost of the Mixed Company. The appointment of all management personnel for the Mixed Company shall be subject to the prior approval of CVP. A percentage of such management personnel equivalent to the ownership percentage of Harvest Vinccler in the Mixed Company shall be nominated by Harvest Vinccler. The management of the Mixed Company shall be composed of first line executives that shall occupy the offices of General Manager, Technical and Operations Manager, Manager of Human Resources, Manager of External Affairs, Purchasing Manager, Systems Manager, Planning Manager, Manager of Administration and Finances, Legal Manager, and Manager of Safety, Health and Environment. The General Manager shall be nominated by CVP and the Technical and Operations Manager shall be nominated by Harvest Vinccler. The Mixed Company shall also have a Manager of Prevention and Control of Losses who, due to the nature of his functions, shall be nominated by CVP. The Parties agree that certain of these positions may be filled by personnel of CVP or Harvest Vinccler who are seconded to the Mixed Company on a part-time basis and performs similar functions in other mixed companies or in companies holding non-associated natural gas licenses in the Republic. The management structure of the Mixed Company shall be reviewed periodically by the Parties for the purpose of assuring that it responds to the objectives and purpose of the Mixed Company.
          4.3 Technology. To the extent it is legally possible, Harvest Vinccler shall put at the Mixed Company’s disposal the rights to utilize the most modern and efficient technologies available to Harvest Vinccler and its affiliates at present for the development of the petroleum operations in the Designated Area. It is understood that neither Harvest Vinccler nor any of its affiliates shall charge the Mixed Company any fees, royalties or charges for licenses or other rights of use for the technologies owned by Harvest Vinccler or its affiliates, except for expenses necessary to put such technologies at the disposition of the Mixed Company. In every negotiation held with Harvest Vinccler’s technology suppliers, Harvest Vinccler shall use its best efforts to obtain the necessary contractual rights to permit the continuous transfer and application of the technology relevant to the Mixed Company’s business. The Mixed Company will maintain the confidentiality of such transferred technologies.

ARTICLE 5.
TERM
     This Contract shall be effective commencing on the date indicated at the beginning hereof and shall continue in effect until the date on which the first of the following events occurs: (i) CVP or any other entity directly or indirectly owned by the State acquires all of the issued and outstanding shares of the Mixed Company, or (ii) the right to carry out Primary Activities granted pursuant to the Transfer Decree shall terminate, whether such termination occurs at the expiration of the maximum term set forth in the Acuerdo of the National Assembly or earlier as a result of the revocation of the Transfer Decree in accordance with the terms and conditions of the Acuerdo of the National Assembly and the Organic Hydrocarbons Law. Notwithstanding the foregoing, in the event that within thirty (30) Days after the date of this Contract (a) the Transfer Decree is not published in the Official Gazette of the Republic or (b) PPSA and the Mixed Company have not executed the Contract for Sale and Purchase of Hydrocarbons referred to in Article 3, this Contract shall have no effect, it being understood that each Party shall bear any costs it may have incurred in the preparation of this Contract and the formation of the Mixed Company.
ARTICLE 6.
ASSIGNMENT AND TRANSFERS OF SHARES
          6.1 Assignment. Neither Party may assign or transfer this Contract, in whole or in part, or any of the rights or obligations hereunder, without the prior written consent of the other Party and of the Minister, except for (i) the authority of CVP to assign or transfer this Contract to any other entity that is, directly or indirectly, exclusively owned by the Republic, in which case CVP shall notify Harvest Vinccler, and (ii) the authority of Harvest Vinccler to assign or transfer this Contract to any other company that is, directly or indirectly, exclusively owned by Harvest Vinccler’s ultimate parent entity, provided that Harvest Vinccler jointly and severally guarantees the performance of the obligations assumed by the assignee.
          6.2 Transfer of Shares. Neither Party may, without the prior written consent of the Minister, transfer, assign or pledge in any way its shares in the Mixed Company or permit the transfer, assignment or pledge of such shares or any shareholder rights or interests, except for a transfer of such shares to an entity that is, directly or indirectly, exclusively owned by the ultimate parent entity of such Party, in which case, this Contract shall be assigned to such entity pursuant to Article 6.1.
          6.3 Change of Control of Harvest Vinccler. Harvest Vinccler shall ensure that there shall be no direct or indirect change of control of Harvest Vinccler (understanding as “control” of a corporation, the power to appoint a majority of directors of its board of directors or the ability to direct in any other manner its management or policies) during the term specified in the Acuerdo of the National Assembly for the carrying out of Primary Activities by the Mixed Company without the prior written consent of the Minister, to an entity that is involved in any judicial, arbitral or administrative proceeding, the latter of a significant nature, with the Republic, PDVSA, PPSA, CVP or any of its affiliates, it being understood that in the event of non-compliance with the foregoing: Harvest Vinccler’s ownership in the Mixed Company shall be deemed terminated and all of Harvest Vinccler’s shares in the Mixed Company shall be transferred to CVP, without CVP having to pay any amount for the transferred shares. In addition to the foregoing, in case that a change of control of Harvest Vinccler occurs (irrespective of the fact that the acquiring party is involved in any of the aforementioned proceedings) and such change of control is not approved by the Minister, CVP shall acquire, within a period of twelve (12) months from the date of the notice of that change in control, all of the Class B shares of the Mixed Company owned by Harvest Vinccler at a price equal to the average valuations of such Class B shares made by two (2) internationally recognized independent experts, one to be designated by CVP and the other by Harvest Vinccler, provided that: (a) if neither CVP nor Harvest Vinccler designate an independent expert during a period of thirty (30) Days following the date on which CVP shall have notified its decision to demand the transfer of the shares, the Minister may designate such expert on behalf of such Party; (b) the independent experts so designated shall present their valuations within a period of ninety (90) Days after their appointment; (c) if one of such valuations exceeds the other by more than fifteen percent (15%), both CVP and Harvest Vinccler shall have the right to request new valuations by two (2) new internationally recognized independent experts, which shall be designated in the same manner as the ones previously designated (the same procedure will be repeated until the Parties either agree on the price of the Class B shares or the new valuations of the independent experts do not differ by more than fifteen percent); (d) the fees of such independent experts shall be paid in equal parts by CVP and Harvest Vinccler; and (e) the corresponding price shall be paid in cash in United States Dollars within thirty (30) days following the determination of such price in accordance with Article 6.3.
ARTICLE 7.
APPLICABLE LAW AND JURISDICTION
     This Contract shall be governed by and interpreted in accordance with the laws of the Republic and any dispute or controversy that may arise in connection with this Contract which cannot be resolved amicably by the Parties shall be submitted exclusively to the courts of the Republic having jurisdiction. Before initiating any litigation, the Parties shall in good faith and within the framework of the Organic Hydrocarbons Law explore the possibility of utilizing mechanisms to amicably resolve controversies of any nature that may arise, including for technical matters, the possible request of opinions of independent experts appointed by mutual agreement. It is understood that any important dispute, including, for example, disputes relating to the Business Plan, work programs, development plans and related budgets, shall be referred to the chief executives of both Parties who shall meet to endeavor to resolve the differences. In case such dispute is not resolved within sixty (60) Days following the meeting held for such purpose by the Parties, they shall inform the Minister of the relevant details of the dispute.

ARTICLE 8.
AMENDMENTS AND WAIVERS
     This Contract may not be amended without the prior written consent of both Parties. Any waiver of rights conferred by this Contract must be in writing and signed by the authorized representatives of the Party that is waiving such rights.
ARTICLE 9.
CAPACITY AND REPRESENTATIONS OF THE PARTIES
          9.1 Representations of the Parties. Each Party acknowledges that the other Party is entering into this Contract in its own name and in its capacity as a legal entity empowered to contract on its own behalf. In addition, each Party represents and warrants to the other Party that: (i) it has full legal authority for the execution and performance of this Contract; (ii) it has complied with all corporate and other action required for the execution and performance of this Contract; (iii) it has obtained all governmental and other authorizations required for the execution and performance of this Contract; and (iv) this Contract constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
          9.2 Certain Practices. Each Party represents and warrants to the other Party that neither it nor any of its affiliates, contractors or subcontractors or their affiliates, and no employee, agent or representative of any of the foregoing, directly or indirectly, has offered, promised, authorized, paid or given money or anything of value to any official or employee of any government or international or national public organization, or to any political party, any official or employee thereof or any candidate for public office to influence his or her actions or decisions, or to gain any undue advantages, in connection with this Contract or any of the activities that shall be carried out in accordance with this Contract. Each Party agrees, in relation to any business activity to be conducted pursuant to this Contract, to require its contractors and subcontractors to agree and comply with contractual clauses substantially equivalent to those contained in this Article 9.2. Each Party agrees to: (i) maintain adequate internal controls; (ii) duly record all transactions; and (iii) comply with the laws applicable to it as well as with the provisions of this Article 9.2. Each Party shall immediately notify the Mixed Company of any noncompliance with this Article 9.2 and shall investigate and promptly remedy such noncompliance. Except in cases in which it receives such notification, each Party can assume that the other Party is in compliance with this Article 9.2, that it has adequate internal control systems, and that the factual, financial and other information of any nature submitted in relation to the operations conducted by the Mixed Company is adequate, complete and truthful. No Party is authorized in any way to take action on behalf of the other Party that would result in the inadequate or inaccurate recording or reporting of assets, liabilities or any transaction that would put the other Party in a position of violation of obligations set forth in the laws applicable to the operations to be conducted under this Contract.

ARTICLE 10.
NOTICES
     All notices and other communications between the Parties must be in writing and shall be deemed effective upon receipt by the recipient at the following addresses:

CVP:	Corporación Venezolana del Petróleo, S.A.
Edificio PAWA
Calle Cali
Urb. Las Mercedes
Caracas 1010-A
República Bolivariana de Venezuela

Attention:
Fax:
E-Mail:

Harvest Vinccler:

Attention:
Fax:
E-Mail:
or at such other address as either Party may indicate to the other in writing, with at least ten (10) Days’ prior notice, in accordance with the terms of this Article 10.
ARTICLE 11.
ENTIRE AGREEMENT
     This Contract represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes any previous agreement or understanding regarding the same subject matter. All Annexes to the Contract are an integral part hereof.
ARTICLE 12.
HEADINGS AND REFERENCES
     The headings of the Articles in this Contract are included solely for convenience and shall not be considered in the interpretation of this Contract. All references herein to

Articles and Annexes are to the Articles and Annexes of this Contract, unless otherwise indicated.
ARTICLE 13.
LANGUAGE
     This Contract is entered into in the Spanish language, which is the language by which it should be interpreted. Any translation of this Contract shall be solely for convenience and shall not be considered in the interpretation hereof.
ARTICLE 14.
COUNTERPARTS
     This Contract is executed in four counterparts, with one meaning and effect, each of which shall be considered an original.
     This Contract has been executed in the city of Caracas, on the ___day of the month of April, in the year 2006.

CORPORACIÓN VENEZOLANA DEL PETRÓLEO, S.A.

By:

HARVEST-VINCCLER, C.A.

By:

FORM OF CONTRACT FOR
CONVERSION TO A MIXED COMPANY
ANNEXES

Annex A:	Designated Area
Annex B:	Approval of the Counsel of Ministers
Annex C:	Acuerdo of the National Assembly
Annex D:	Decree of Formation
Annex E:	Form of Charter and By-laws of the Mixed Company
Annex F:	Form of Transfer Decree
Annex G:	Assets and Contracts to be transferred by Harvest-Vinccler
Annex H:	Assets to be transferred by PPSA
Annex I:	Business Plan
Annex J:	Policies and Procedures of the Mixed Company
Annex K:	Form of Contract for Sale and Purchase of Hydrocarbons

ANNEX A
DESIGNATED AREA

ANNEX B
APPROVAL OF THE
COUNSEL OF MINISTERS

ANNEX C
ACUERDO OF THE
NATIONAL ASSEMBLY

ANNEX C
ACUERDO OF THE NATIONAL ASSEMBLY
[Note: This Annex will consist of the Acuerdo of the National Assembly to be published in the Official Gazette. The following are the terms and conditions to be submitted by the National Executive to the National Assembly for its review and approval].
1.- [Name of the MC] may engage in primary activities of exploration in search of hydrocarbons reservoirs, their extraction in their natural state, initial gathering, transportation and storage, as set forth in Article 9 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos, in the geographical area designated by the Ministry of Energy and Petroleum, in accordance with article 23 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos, through Resolution No. ___, published in the Official Gazette of the Bolivarian Republic of Venezuela No. ___, dated ___2006 (“Designated Area”). In addition, [name of the MC] may render services to other mixed companies, to entities owned exclusively by the State or to other entities, it being understood that the principal object of [name of the MC] shall be the carrying out of the aforementioned primary activities, that such rendering of services shall not impair the carrying out of such principal object, and that that the foregoing does not contemplate either the performance of petroleum services to third parties outside of the Designated Area or the transfer of technology to third parties.
2.- [Name of the MC] may engage in the aforementioned primary activities for a period of twenty (20) years from the date of publication in the Official Gazette of the Bolivarian Republic of Venezuela of the Decree that transfers to it the right to carry out such activities.
3.- [Name of the MC] will be the operator of the Designated Area having the power, in accordance with article 25 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos, to contract such specific petroleum services as may be necessary to assist it in carrying out its activities, such as, for example, seismic, drilling and workover services, it being understood that [name of the MC] may not enter into any contract or group of contracts which would result in the transfer, directly or indirectly, of its function as operator.
4.- [Name of the MC] shall sell to PDVSA Petróleo, S.A., or any other of the entities referred to in Article 27 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos that is designated by PDVSA Petróleo, S.A., all of the hydrocarbons produced and not consumed in the execution of its operations, with the exception of royalty in kind if applicable, in accordance with Article 45 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos, and of the associated natural gas which PDVSA Petróleo, S.A. or its affiliate does not accept to receive. Except for payments for the sale of methane gas destined for the national market, payment for the sale of such hydrocarbons shall be made to [name of the MC] in United States of America dollars, which may be maintained by [name of the MC] in bank accounts abroad and used by it to pay all of its obligations which are payable outside of the territory of the Bolivarian Republic of Venezuela, including the purchase price of equipment purchased abroad, debt service and fees of contractors and suppliers, as well as for the payment of dividends, reductions of capital, repayment of surplus and any other amounts payable to shareholders.
5.- [Name of the MC] shall pay to the Bolivarian Republic of Venezuela the royalty and the taxes established by law. The initial capitalization of [name of the MC], as well as the transactions which according to the Form of Contract for Conversion to a Mixed Company submitted for review of this National Assembly will take place on the Closing Date referred to in such form, will not generate any tax liabilities in the Bolivarian Republic of Venezuela for any person or entity.
6.- [Name of the MC] shall deliver to the Bolivarian Republic of Venezuela as “ventajas especiales”: (a) a participation, in the form of an additional royalty of three point thirty three percent (3.33%) of the volumes of hydrocarbons produced from the Designated Area and delivered to PDVSA Petróleo, S.A. (or to any other of the companies referred to in Article 27 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos that PDVSA Petróleo, S.A. may designate) two thirds of which shall be distributed to the municipalities conforming the Designated Area, which shall replace the payments that will no longer be received by such municipalities on account of municipal taxes, and one third of which shall be distributed to a fund to be administered by the National Executive through Corporación Venezolana del Petróleo, S.A., to finance endogenous development projects, and (b) an amount equal to the difference, if any, between (i) fifty percent (50%) of the value of hydrocarbons produced in the Designated Area and delivered to PDVSA Petróleo, S.A. (or to any other of the companies referred to in Article 27 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos that PDVSA Petróleo, S.A. may designate) during each calendar year (determined in accordance with the prices established for such hydrocarbons in the contract for sale and purchase of hydrocarbons that shall be entered into between [name of the MC] and PDVSA Petróleo, S.A. or its affiliate), and (ii) the sum of all payments made by [name of the MC] to the Bolivarian Republic of Venezuela, in respect of the activities carried out by the Mixed Company during such calendar year on account of applicable royalties on the hydrocarbons produced (including the additional royalty described in clause (a) above), income taxes, any other tax or levy calculated based on revenues (whether gross or net), and the investments in endogenous development projects of one percent (1%) of its profits before taxes required pursuant to Condition Tenth below. The amount of the “ventaja especial” described in the preceding clause (b) shall be equal to zero (0) when the sum of the payments described in clause (b)(ii) is equal to or greater than the amount calculated in accordance with clause (b)(i). For purposes of the calculation indicated in (b)(ii) above, if royalty is taken in kind, then the value of such royalty shall be equal to the amount that would have been payable as royalty if the same had been payable in cash. The “ventaja especial” described in clause (b) shall be paid on April 20 of each year, beginning on April 20, 2007, being it possible to use tax refund certificates of [name of the MC] for purposes of such payment, in which case such certificates shall be assigned in favor of the Republic. On or before each payment date, [name of the MC] shall deliver to the Ministry of Energy and Petroleum a written report setting forth the calculation of the payment obligation for such “ventaja especial.” The reimbursement of any amount for income taxes that was taken into account in the calculation of any payment of such “ventaja especial” and that had the effect of reducing the same, shall obligate [name of the MC] to pay to the Bolivarian Republic of Venezuela the amount reimbursed to the extent of such reduction in the payment of the respective “ventaja especial”, within thirty (30) consecutive days following the reimbursement.

In no event shall the Bolivarian Republic of Venezuela reimburse any amounts paid on account of this “ventaja especial”, but any amount which in relation to any calendar year has been paid by [name of the MC] in excess of what would have been applicable computing any due adjustment within the parameters of calculation here established, may be deducted by [name of the MC] from the payment of this “ventaja especial” in subsequent years.
7.- The right to engage in primary activities granted to [name of the MC] pursuant to the transfer decree, as well as such other rights as may be granted in connection therewith, such as property rights or other rights to real or personal property within the private domain of the Bolivarian Republic of Venezuela, may be revoked by the National Executive in the manner and in the cases set forth in article 24 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos.
8.- All geological, geophysical and any other information of a technical character relating to the primary activities carried out in the Designated Area shall be the property of the Bolivarian Republic of Venezuela from the moment such information is obtained and [name of the MC] shall be entitled to use such information only in connection with the primary activities. Should the right to engage in primary activities be terminated for any reason, [name of the MC] shall deliver the original materials containing such information to the Ministry of Energy and Petroleum.
9.- [Name of the MC] shall plan and execute all actions necessary to restore the Designated Area and any other geographical area affected by the activities of [name of the MC] to the condition that such area was in on the date of the Decree which transferred to [name of the MC] the right to conduct primary activities. In addition, unless it receives a different instruction from the Ministry of Energy and Petroleum and the Ministry of Environment and Natural Resources, [name of the MC] shall, before the end of the period established in the mentioned Decree, remove and dispose of the contaminants resulting from the primary activities, in accordance with the procedures and standards set forth by the Ministry of the Environment and Natural Resources and, should these not apply, with the generally accepted scientific and technical procedures and standards of the oil industry for such activities.
10.- [Name of the MC] shall develop and put into effect a policy of endogenous development based upon the principles of preservation of the cultural and biological diversity, minimization of adverse environmental effects and social responsibility as expressed in the National Development Plan. In the same manner, based on such policy, [name of the MC] will develop and implement a social investment plan with the purpose of implementing social improvement programs, which should be submitted for the approval of the National Executive. [Name of the MC] shall invest in such programs within any calendar year an amount equal to one percent (1%) of its profits before taxes during the previous calendar year, in accordance with its duly audited financial statements, it being understood that, with regard to the investments expected to be made for the first calendar year, such amount shall be calculated based on the profits that the [name of the MC] reasonably estimates to attain during such period.
11.- The remaining basic terms and conditions which shall govern [name of the MC] are set forth in the form of the Contract for Conversion to a Mixed Company and of the Charter and By-laws submitted for review of this National Assembly together with the Informe of the National Executive relating to the formation of [name of the MC] and the Memorandum of Understanding between Corporación Venezolana del Petróleo, S.A., PDVSA Petróleo, S.A. and Harvest-Vinccler, C.A., dated March 31, 2006.
12.- The differences or controversies arising from failure to comply with the conditions, standards, proceedings and actions which constitute the purpose of this document or arising herefrom shall be resolved in accordance with the laws of the Bolivarian Republic of Venezuela and before its legal tribunals.

ANNEX D
DECREE OF FORMATION

ANNEX E
FORM OF CHARTER AND BY-LAWS
OF THE MIXED COMPANY

-i-

Article 30.Corporate Reserves	23
Article 31.Additional Reserves	23
Article 32.Dividends and Other Distributions	23

CHAPTER VIII Liquidation of the Corporation	24

Article 33.Liquidation	24

CHAPTER IX Audit and Access to Information	25

Article 34. Shareholders’ Audit Right and Access to Information of the Corporation	25

CHAPTER X Miscellaneous	25

Article 35.Approval of Amendments to this Charter and By-laws	25
Article 36.Matters not Provided for Herein	26

CHAPTER XI Transitory Provisions	26

-ii-

CHARTER AND BY-LAWS
OF THE MIXED COMPANY
CHAPTER I
NAME, PURPOSE, DOMICILE AND DURATION
     Article 1. Name. The corporation is named ___, S.A. (hereinafter the “Corporation”).
     Article 2. Purpose. The purpose of the Corporation is to carry out the activities of exploration in search of hydrocarbons reservoirs, extraction of hydrocarbons in their natural state, gathering, transportation and initial storage as defined in Article 9 of the Decreto con Fuerza de Lay Orgánica de Hidrocarburos, published in the Official Gazette of the Bolivarian Republic of Venezuela No. 37.323 dated November 13, 2001 (hereinafter the “Organic Hydrocarbons Law” and the “Primary Activities”) in the geographic area designated by the Ministry of Energy and Petroleum (hereinafter the “Designated Area”) by means of Resolution No. ___, published in the Official Gazette of the Bolivarian Republic of Venezuela (hereinafter the “Official Gazette”) No. ___, dated ___, 2006. In addition, the Corporation may render services to other mixed companies, to companies owned exclusively by the State or other entities, in exchange for fees on an arm’s length basis, provided that the rendering of such services is in the interests of the Mixed Company, it being understood that the principal purpose of the Mixed Company is the carrying out of the Primary Activities, that the rendering of such services may not prejudice the carrying out of such principal object, and that the foregoing does not contemplate either the provision of petroleum services to third parties outside of the Designated Area or the transfer of technology to third parties. The Corporation shall be governed by (i) the Organic Hydrocarbons Law,

(ii) the terms and conditions established in the Acuerdo of the National Assembly, published in the Official Gazette No. ___, dated ___, 2006 (hereinafter the “Acuerdo of the National Assembly”), (iii) the provisions of this Charter and By-laws, (iv) in the Decree of authorization issued by the National Executive for the formation of the Corporation published in the Official Gazette No. ___on March ___, 2006 (hereinafter the “Decree of Formation”), (v) the Decree that transfers to the Corporation the right to carry out the Primary Activities in the Designated Area (hereinafter the “Transfer Decree”), (vi) the Contract for Conversion to a Mixed Company between Corporación Venezolana del Petróleo, S.A. (hereinafter “CVP”) and Harvest-Vinccler, C.A. (hereinafter “Harvest Vinccler”), dated April___, 2006 (hereinafter the “Conversion Contract”), (vii) the provisions of the Commercial Code, and (viii) all other laws of the Bolivarian Republic of Venezuela (hereinafter the “Republic”).
     Article 3. Domicile, Branches. The domicile of the Corporation shall be the city of Caracas, with the power to establish agencies, branches or offices in any other location within the Republic or abroad when so decided by the Board of Directors.
     Article 4. Duration. The term of the Corporation’s existence shall be the period established in the Acuerdo of the National Assembly and in the Transfer Decree for the Corporation to carry out the Primary Activities in the Designated Area.
CHAPTER II
CAPITAL, SHARES AND SHAREHOLDERS
     Article 5. Capital. The Corporation’s capital shall be one billion Bolívares (Bs. 1.000.000.000), which shall be divided into one hundred thousand (100.000) shares of common stock, with a par value of ten thousand Bolívares (Bs. 10.000 ) each.

     Article 6. Subscription of Capital Stock. The Corporation’s capital stock is divided into two classes of shares: Class A and Class B. Only the State or companies owned exclusively by the State may own Class A shares. The capital stock has been one hundred percent (100%) subscribed and paid for in the following manner:
Class A

				Percentage of Total
Shareholder	Number of Shares	Subscribed Capital	Paid-in Capital	Capital
CVP	60,000	Bs. 600,000,000	Bs. 600,000,00	60%
Class B

				Percentage of Total
Shareholder	Number of Shares	Subscribed Capital	Paid-in Capital	Capital
Harvest Vinccler	40,000	Bs. 400,000,000	Bs. 400,000,000	40%
The number of shares of the Corporation owned by the State or companies owned exclusively by the State must always represent, at a minimum, a percentage greater than fifty percent (50%) of the capital stock of the Corporation. Such requirement may not be altered as a result of the issuance or cancellation of shares by the Corporation or by any other circumstance.
     Article 7. Shares. The shares of stock of the Corporation shall be registered in the names of the shareholders and shall not be convertible into bearer shares. Ownership of shares in the Corporation is established by inscription in the Book of Shareholders, and transfer of the shares may be effected by means of a written statement in the Book of Shareholders signed by the assignor, the assignee and the President of the Board of Directors or the director to whom such function has been delegated.

     Article 8. Single Ownership. The Corporation will recognize only one owner for each share. If a share is owned by several persons, the Corporation shall not be obligated to register or to recognize more than one such person as owner, who shall be designated by the owners of such share for purposes of exercising shareholder rights derived from such share before the Corporation.
     Article 9. Certificates. The certificates representing shares shall be issued subject to the requirements of Article 293 of the Commercial Code and must be executed by two (2) directors. The Board of Directors, at the request of the shareholders, shall determine the number of shares represented by each certificate. Shares may be redistributed in new certificates by exchanging the prior certificates, if so decided by the Board of Directors at the request of the owner of the shares. All such exchanges shall be recorded in the Book of Shareholders. In the event of damage to or loss of one or more certificates, the affected shareholder shall request the President to issue new certificates, upon the cancellation of the lost or damaged certificates, and the shareholder shall pay any related costs.
     Article 10. Equality of Rights. Except as otherwise provided in this Charter and By-laws, all shares of stock in the Corporation grant their owners the same rights.
     Article 11. Right of First Refusal for the Purchase of the Class B Shares. The Class A shareholder shall have a right of first refusal to acquire all (but not part) of the Class B shares offered for sale by a Class B shareholder in accordance with this Article (except in the case of a sale or transfer to an entity owned, directly or indirectly, exclusively by the ultimate parent entity of the selling shareholder). A Class B shareholder wanting to sell all or part of its Class B shares must first provide written notice to the remaining shareholders of both Classes through the President of the Board of Directors, indicating the number of Class B shares being offered, the price for such shares and all other conditions of the offer (hereinafter the “Offer Notice”). Sales of Class B shares shall require all cash consideration. The selling shareholder shall include in the Offer Notice the name and contact information of the party ready to purchase the shares offered for sale. Within thirty (30) calendar days (hereinafter “Days”) after receipt of the Offer Notice by the Class A shareholder, it must indicate whether or not it desires to acquire the offered shares upon the terms and conditions contained in the Offer Notice and must communicate this decision to the selling shareholder through the President of the Board of Directors. In case that the Class A shareholder has not stated its intention to acquire all of the offered shares during such period, the Class B shareholders shall have the right, in proportion to their participation in the Class B shares, to acquire such shares upon the terms indicated in the Offer Notice by notifying the selling shareholder through the President of the Board of Directors of their intention to acquire such Class B shares, such notice to be delivered within thirty (30) Days after the expiration of the period set forth above for the exercise by the Class A shareholder of its preferential right. The failure of any of the Class B shareholders to acquire the percentage of shares to which it is entitled shall proportionately increase the right of the other Class B shareholders. In case none of the Class A shareholder or the Class B shareholders has stated its intention to acquire the Class B shares of the selling shareholder within the respective periods indicated above, it shall be understood that such shareholders approve the sale on the same terms and conditions contained in the Offer Notice. The selling shareholder may, subject to the condition set forth in Article 12, conclude the approved sale of the Class B shares in accordance with the terms and conditions described in the Offer Notice within a period of one hundred eighty (180) Days after the foregoing period of thirty (30) Days for the Class B shareholders to exercise their preferential right has lapsed. In case the sale is not concluded within such one hundred eighty (180) Days period, the approval for such sale shall be deemed withdrawn and any subsequent sale will be subject to the same preferential rights and procedures set forth above. Upon the consummation of the transfer of the offered shares, the selling shareholder shall notify the President of the Board of Directors thereof and shall certify the price, terms and conditions upon which such transfer was made.
     Article 12. Authorization for Transfer of Shares. Notwithstanding anything in this Charter and By-laws to the contrary, no holder of shares of the Corporation may pledge, grant as guarantee, assign or transfer (except for a transfer to an entity which is, directly or indirectly, exclusively owned by the ultimate parent entity of the transferring shareholder) its shares without the prior written consent of the Minister of Energy and Petroleum of the Republic. In the event of a change in control of any Class B shareholder without the prior written consent of the Minister of Energy and Petroleum of the Republic, the provisions of Article 6.3 of the Conversion Contract shall apply.
CHAPTER III
SHAREHOLDERS’ MEETINGS
     Article 13. General Powers. The ruling and definitive decisions of the Corporation correspond to the shareholders duly convened in a meeting in which the respective quorum is present (hereinafter a “Shareholders’ Meeting”), which shall have the powers granted to it by law and by this Charter and By-laws.
     Article 14. Ordinary and Extraordinary Meetings. Ordinary Shareholders’ Meetings will be held annually within ninety (90) Days after the close of the Corporation’s fiscal year and the Extraordinary Shareholders’ Meetings shall be held when called by the Board of Directors or at the request of the majority of the Class A or Class B shareholders. The Shareholders’ Meeting, duly convened, represents the entirety of the shareholders. Its decisions adopted within the limitations of its authority are obligatory for the Corporation, including the shareholders that did not attend the meeting.
     Article 15. Notice. Ordinary and Extraordinary Shareholders’ Meetings shall be called with at least fifteen (15) Days’ notice prior to the date fixed for the meeting by means of an announcement prepared by the President that shall be published in one of the newspapers with major national circulation. Such announcement will state the location, date and time of the meeting as well as the agenda of the matters to be discussed. The notices shall be confirmed by communication sent to all of the shareholders by fax, certified mail or electronic mail not less than ten (10) Days prior to the date fixed for the Meeting, to the last address duly given by the shareholders to the Corporation. Such communication shall also indicate the location, date and time of the meeting as well as the agenda of the matters to be discussed and shall have enclosed copies of any proposals to be presented, including proposals which any shareholder may have notified to the President. If within a period of three (3) Days following receipt of the notice any shareholder notifies the President in writing that it cannot attend such meeting, the President shall, one time only, set (by means of a communication sent to all of the shareholders by fax, certified mail or electronic mail at least seven (7) Days in advance), a new date for holding the Shareholders’ Meeting within twenty one (21), but not earlier than seven (7), Days following the date originally set, which date will be notified in writing to all the shareholders. Any decision made without the previous compliance with what is set forth in this Article 15 shall be null and shall have no legal effect. A Shareholders’ Meeting at which the entire capital stock, including all of the Class A and Class B shares, is present or represented shall be valid, provided that all of the shareholders indicate agreement in writing with the agenda to be discussed at such meeting, without the required prior notice.
     Article 16. Quorum and Decisions. Ordinary and Extraordinary Shareholders’ Meetings will be validly convened when more than fifty percent (50%) of the capital stock of the Corporation is present, and for any resolutions adopted by the Shareholders’ Meeting to be valid, a favorable vote of more than fifty percent (50%) of the capital stock of the Corporation shall be required, except in those cases where decisions require a qualified majority.
     (I) Simple Majority: In order to make the following decisions, among others, the favorable vote of more than fifty percent (50%) of the shares in the capital stock of the Corporation shall be required:
(a)	Appoint the principal Statutory Auditor and his alternate and determine their compensation;

(b)	Approve any proposal to increase or reduce the capital stock of the Corporation as well as any reclassification of shares, that does not alter the percentage participation of the existing shareholders in the capital stock of the Corporation and whose purpose is consistent with the Business Plan incorporated as Annex I to the Conversion Contract;

(c)	Approve the annual work programs and budgets of the Corporation in accordance with the general framework established in the Business Plan incorporated as Annex I to the Conversion Contract, without prejudice, in accordance with Article 1.8 of the Conversion Contract, to the right of the Class B shareholders not to participate in new investment projects that can be technically and economically segregated from the ongoing operations of the Corporation and the right of CVP to carry out such projects at its sole risk;

(d)	Appoint and remove the secretary of the Shareholders’ Meeting; and

(e)	Decide as to any other matter specifically submitted to it for consideration and which, in accordance with the following, should not be decided by a qualified majority of shareholders, it being understood that the simple majority shall not take decisions contrary to the interests of the Corporation, including, among others, any decision which would result in the revocation of the Transfer Decree or of any permit, license or authorization of any kind required for the conduct of the Corporation’s business, or in the early termination or breach of the Contract for the Purchase and Sale of Hydrocarbons signed by the Company in accordance with Article 3 of the Conversion Contract, or in the omission to act to preserve the rights of the Corporation under such Contract for the Purchase and Sale of Hydrocarbons.

     (II) Qualified Majority: In order to make the following decisions, shareholders owning at least three quarters (3/4) of the capital stock of the Corporation must be present or represented at the Shareholders’ Meeting and shareholders owning at least three quarters (3/4) of the shares of the Corporation must vote in favor:
(a)	Approve any modifications to this Charter and By-laws (except changes to Articles 5 and 6, in the case of increases or decreases of capital approved in accordance with Article 16(I)(b)), it being understood that, in accordance with Article 35, the validity of such modifications shall be subject to the approval of the Ministry of Energy and Petroleum and, in case of amendments to this Article 16, of the National Assembly;

(b)	Approve any proposal for the increase or decrease in the capital stock of the Corporation that alters the percentage participation of the current shareholders in the capital stock of the Corporation or whose purpose is inconsistent with the Business Plan incorporated as Annex I to the Conversion Contract;

(c)	Approve any liquidation or anticipated dissolution of the Corporation;

(d)	Decide regarding the merger, consolidation, or combination of businesses with other companies or the breaking up of the Corporation;

(e)	Decide regarding the disposition of all or a substantial part of the assets of the Corporation, by sale, grant, lease, exchange, transfer or any other manner, except for the disposition of assets in the ordinary course of business or assets that are no longer useful to the Corporation in accordance with the Business Plan, all in accordance with the legal provisions regarding reversion;

(f)	Decide the terms and conditions of any financing agreement for an amount greater than ten million United States of America dollars (US$ 10,000,000) (or any group of lesser financing agreements which, together, exceed such amount), or its equivalent in other currency, as well as any modification of such contract;

(g)	Approve or modify the general balance sheet and profit and loss statement, duly audited, pursuant to the information provided by the Statutory Auditor, it being understood that no shareholder shall withhold its approval unless it demonstrates the existence of errors in such financial statements;

(h)	Approve the creation and financing of any reserve fund that is not the legal reserve fund referred to in Article 30 of this Charter and By-laws or others that may be provided for under the applicable laws;

(i)	Order the distribution of dividends or return of paid-in surplus, it being understood that no shareholder can withhold its approval of any Board of Directors proposal for distributions that is consistent with the policy established in Article 32 of this Charter and By-laws, and that any refund or repayment of paid-in surplus to the shareholders, as well as its capitalization if that is the case, corresponds to such shareholders according to their participation in the capital stock registered and paid in pursuant to Article 6 of this Charter and By-Laws;

(j)	Agree on any proposed changes to the policy regarding dividends and other distributions established in Article 32 of this Charter and By-laws;

(k)	Agree on any proposal to change the Business Plan incorporated as Annex I of the Conversion Contract (as the same may have been modified in accordance with this provision);

(l)	Agree on any amendment, early termination or submission to the dispute settlement procedure in relation with the Contract for Sale and Purchase of Hydrocarbons that shall be entered into by the Corporation, pursuant to Article 3 of the Conversion Contract;

(m)	Agree on any contract with shareholders or their affiliated companies that is not at market price, it being understood that any contract with a shareholder or any of its affiliates shall be notified to all other shareholders, who shall be given an opportunity to object in the case that the contract is not at market price;

(n)	Agree on any social investment in excess of the amount required in the Acuerdo of the National Assembly;

(o)	Agree on any waiver of material rights, including the rights to carry out Primary Activities in the Designated Area pursuant to the Transfer Decree, or the filing, initiation, termination, settlement or any other act relating to or derived from any litigation, proceedings, or judicial, arbitral or administrative action, in which the Corporation is a party and that involves an amount in excess of one million United States of America dollars (US$1,000,000), or its equivalent in other currencies;

(p)	Select the external auditors and approve their engagement;

(q)	Appoint the judicial representative or any general agent of the Corporation; and

(r)	Designate a liquidator in the event of the liquidation of the Corporation.
Every decision adopted without meeting the respective majorities set forth in this Article shall be considered null and void. In addition, every decision not in conformity with any of the provisions of the Acuerdo of the National Assembly, the Decree of Formation, the Transfer Decree, or the Conversion Contract, shall be considered null and void.
     Article 17. Representation in the Shareholders’ Meetings. Every shareholder has the right to be represented in the Shareholders’ Meetings by its attorney-in-fact. The power of attorney, duly authenticated, shall be sent by fax or certified mail to the Secretary of the Board of Directors.
     Article 18. Minutes of the Meeting. The proceedings of the Shareholders’ Meetings shall be recorded in minutes which shall set forth the names of those attending, the number and Class of the shares they represent and the decisions and measures which were adopted. The minutes referred to will be recorded in the appropriate Book duly approved by the Commercial Registry and signed by all attendees and certified, as well as any extract therefrom, by the President or Secretary of the Board of Directors or by any other officer or employee of the Corporation designated by the Shareholders’ Meeting. The previously mentioned documents shall accurately reflect the decisions made in the Meetings.
CHAPTER IV
ADMINISTRATION
     Article 19. Board of Directors. The governance and administration of the Corporation shall be entrusted to a Board of Directors composed of five (5) members, one of whom shall be its President. The Class A shareholders, making the decision on behalf of its Class in the corresponding Shareholders’ Meeting, shall have the exclusive right to appoint three (3) principal members of the Board of Directors, including the President, and their respective alternates. The Class B shareholders, making the decision on behalf of its Class in the corresponding Shareholders’ Meeting, shall have the exclusive right to appoint, by vote of a simple majority of the Class B shares, two (2) principal members of the Board of Directors and their respective alternates. In case of the President’s absence, the Class A shareholders shall elect a substitute who shall assume the same duties and powers attributed to such office by this document. In case of the absence of any director, such director will be replaced in the exercise of his duties, by the corresponding alternate, who shall be summoned by the Board of Directors. If the alternate of any director is unable to replace such director, the President or whoever acts for him will call as the replacement any of the alternates of the other directors corresponding to the same Class of stock with the purpose of filling such alternate position. On the occurrence of the definitive absence of any director, the President or whoever acts for him will call a Shareholders’ Meeting to elect a substitute for the remaining term of office, with the understanding that such substitute will be elected by shareholders of the Class which corresponds to the appointment of the absent director. Chapter XI of this Charter and By-laws lists the current principal directors, including the President, and their alternates, all of whom shall serve in such capacity during the first statutory period.
     Article 20. The President. The President of the Board of Directors shall have the following powers and duties:
(a)	Call Shareholders’ Meetings, in accordance with Article 15 of this Charter and By-laws;

(b)	Call the meetings of the Board of Directors on his own initiative or that of two (2) directors, in accordance with Article 23 of this Charter and By-laws;

(c)	Prepare the agenda and notices of the Shareholders’ Meetings and Board of Directors’ Meetings;

(d)	Preside over the Shareholders’ Meetings and Board of Directors’ Meetings, it being understood that his absence shall not affect the validity of the meeting and the decisions taken;

(e)	Act as the Corporation’s legal representative, except for the judicial representation of the Corporation, which is governed by Article 27 of this Charter and By-laws and applicable legal provisions; and

(f)	All other powers or obligations conferred upon the President by the Shareholders’ Meeting or by the Board of Directors.
If the President does not call the meetings mentioned in clauses (a) and (b) above within a period of five (5) Days following the respective requests, any two (2) of the directors may call such meetings.
     Article 21. Directors’ Term of Office. The members of the Board of Directors and their respective alternates shall be elected for a term of three (3) years by the shareholders of the corresponding Class meeting in a Shareholders’ Meeting. Any director who is not replaced upon expiration of his term shall continue to exercise his functions with all powers inherent thereto until his replacement is made effective. The Shareholders’ Meeting may replace them at any time, by the vote of the majority of the shares of the Class that designated such directors.
     Article 22. Obligation to Deposit Shares. Each member of the Board of Directors must deposit with the Corporation one (1) share of the Corporation’s stock, which shall be stamped with the seal of inalienability as provided by the Commercial

Code. If the members of the Board of Directors are not shareholders in the Corporation, such shares must be deposited by the shareholder electing such directors and will remain on deposit as a guarantee of the directors’ performance of their duties for the term set forth in the Commercial Code.
     Article 23. Meetings of the Board of Directors. The Board of Directors shall meet with the frequency as it may itself determine but normally shall meet at least once a month. The Board of Directors may also be convened at any time by the President on his own initiative or at the request of two (2) directors. Notice of the meeting must be sent by fax, certified mail, electronic mail or other proper means to all of the directors at the last addresses given by them to the President with at least seven (7) Days notice prior to the meeting, except in emergency situations, in which case the notice of the meeting may be given with fewer days’ notice. The notice shall indicate the place, date and time of the meeting, as well as the matters to be discussed at the meeting and should have enclosed copies of all proposals presented, including proposals which any director may have notified to the President. The Board of Directors may not adopt valid resolutions or decisions on matters not included in the agenda except by unanimous agreement. The notices may be made unnecessary when all of the principal directors, or their alternates in the absence of the principals, are present. If within the three (3) Days following receipt of the notice any Director notifies the President in writing that neither he nor his alternate can attend the meeting, the President shall, one time only, fix a new date for holding of the meeting in question within ten (10) Days following the date originally set, except when there is an emergency situation, in which case the meeting shall not be postponed. The directors, or their respective alternates, must attend the meetings of the Board of Directors for their votes to be validly cast. This requirement may be met by means of teleconference or videoconference. Meetings of the Board of Directors shall take place in Venezuela and, as an exception, may take place outside of the country when required by special and duly justified reasons.
     Article 24. Quorum and Decisions of the Board of Directors. For the validity of the deliberations and decisions of the Board of Directors the presence of no less than four (4) members is required, except in the case expressly provided below in this Article. If in the meeting of the first notice less than four (4) members of the Board of Directors attend, a second notice for another meeting shall be given at least five (5) Days in advance with the understanding that for the validity of the deliberations and decisions made in that second meeting, there shall only be required the presence of at least three (3) members. Decisions of the Board of Directors shall be taken by the favorable vote of at least three (3) of its members, except in the case of any decision implementing a decision of the Shareholders’ Meeting relating to any of the matters listed in Article 16(II) (Qualified Majority) or proposals relating to such matters, which shall require the favorable vote of at least four (4) members. The meetings of the Board of Directors shall be recorded in minutes which shall be recorded in the appropriate Book and signed by the attendees. The minutes of the Board of Directors and all extracts therefrom must be certified by the Secretary or the President of the Board of Directors or by the employees that it designates, and they shall accurately reflect the decisions made in the Board of Directors’ meeting.
     Article 25. Powers of the Board of Directors. Except for those items specifically reserved for the Shareholders’ Meeting, the Board of Directors shall have the most ample powers of administration and disposition expressly granted in this Charter and By-laws, including, without limitation, the following:
(a)	Propose to the Shareholders’ Meeting the approval of the general budget applicable to the following fiscal year of the Corporation, which general budget should be consistent with the Business Plan incorporated as Annex I in the Conversion Contract, and once approved, forward it to the National Budget Office before September 30 of the year preceding the year in which the budget becomes effective;

(b)	Present to the Shareholders’ Meeting an annual report regarding the management of the Corporation;

(c)	Appoint and dismiss personnel of the Corporation and, in addition, determine their compensation, consistent with the provisions of this Charter and By-laws and the Conversion Contract;

(d)	Make recommendations that it deems useful to the Shareholders’ Meeting regarding the maintenance of reserves and the utilization of surplus;

(e)	Prepare for the Shareholders’ Meeting the proposals for annual dividend distributions, advance payments and return of surplus, in accordance with the policy contained in Article 32 of this Charter and By-laws;

(f)	Agree upon the execution of contracts and actions necessary for the proper conduct of the Corporation and its business, with the understanding that such contracts and actions (i) shall be consistent with the work programs and budgets approved by the Shareholders’ Meeting in accordance with this Charter and By-laws and with the policies and procedures adopted by the Board of Directors, and (ii) in no case may affect the position and authority of the Corporation as operator in the Designated Area;

(g)	Authorize the opening, movement and closing of bank accounts, and designating the persons authorized to manage them;

(h)	Make, accept, endorse and guarantee bank drafts and any other commercial instruments, it being understood that such acts shall be consistent with the work programs and budgets approved by the Shareholders’ Meeting in accordance with this Charter and By-laws;

(i)	Supervise the implementation of the policies and procedures necessary to carry forward the business of the Corporation in accordance with the Conversion Contract; and

(j)	Carry out the resolutions of the Shareholders’ Meetings.
     The Board of Directors can, within the limits it determines to be suitable and reserving its rights, delegate to officers of the Corporation the powers set forth in clauses (c), (f), (g), (h) and (i) of this Article 25.
     Article 26. The General Manager and Other Management Personnel. The General Manager shall be appointed and removed by the Board of Directors. The General Manager shall be in charge of the daily management of the business of the Corporation and shall have the following powers and duties:
(a)	Execute and cause to be executed the agreements and resolutions of the Shareholders’ Meeting and the Board of Directors;

(b)	Authorize with his signature those documents or other materials to which he should attend pursuant to resolutions of the Shareholders’ Meeting or the Board of Directors;

(c)	Direct the payment of day-to-day expenses of the Corporation, giving regard to the budget approved by the Shareholders’ Meeting;

(d)	Present every semester to the Board of Directors a detailed account of the income, expenses and assets of the Corporation, and a general report on the management;

(e)	Upon request of the Board of Directors, inform the Board of Directors on any matter regarding the Corporation or the management thereof;

(f)	Direct and supervise on a daily basis the accounting of the Corporation;

(g)	Ensure that the employees of the Corporation carry out their duties, and request their dismissal of the Board of Directors when justified or necessary, or carry out such dismissals when such authority has been delegated to him; and

(h)	Implement the policies and procedures for the operation of the Corporation and carry out any other actions of disposition or management as may be expressly authorized by the Board of Directors.
     A percentage of management personnel of the Corporation equivalent to the ownership percentage of the Class B shareholders of the Corporation shall be nominated by the Class B shareholders. In addition to the General Manager, the management of the Corporation shall be composed of first line executives that shall occupy the positions of Technical and Operations Manager, Manager of Human Resources, Manager of External Affairs, Purchasing Manager, Systems Manager,

Planning Manager, Manager of Administration and Finances, Legal Manager and Manager of Safety, Health and Environment. The General Manager shall be nominated by the Class A shareholder while the Technical and Operations Manager shall be nominated by the Class B shareholder. The Corporation shall also have a Manager of Prevention and Loss Control that shall be nominated by the Class A shareholder. The management structure of the Corporation shall be reviewed periodically by the shareholders for the purpose of assuring that it responds to the objectives and purposes of the Corporation.
CHAPTER V
LEGAL REPRESENTATIVE
     Article 27. Legal Representative. The legal representation of the Corporation shall be carried out by a Legal Representative who shall be a legal professional. The Shareholders’ Meeting shall make the appointment for a period of three (3) years and upon the expiration of such period, the Legal Representative shall remain in such position until a successor takes office. The Shareholders’ Meeting may also make consecutive extensions of the term of office. In addition, the Shareholders’ Meeting may proceed at any time to remove the Legal Representative. The Legal Representative shall attend Shareholders’ Meetings or meetings of the Board of Directors when summoned, it being correspondent to him the legal representation of the Corporation in administrative, judicial or legislative proceedings, that he shall exercise exclusively, subject to Articles 16 and 25 of this Charter and By-laws. The Legal Representative who shall exercise his functions during the first statutory period is designated in Chapter XI of this Charter and By-laws.

CHAPTER VI
STATUTORY AUDITOR
     Article 28. Statutory Auditor. The Corporation shall have a principal Statutory Auditor and a corresponding alternate who shall have the functions set forth in the Commercial Code. Both shall serve terms of three (3) years in their offices and their appointment or removal corresponds to the Shareholders’ Meeting. If not replaced upon expiration of the aforementioned term, the officers governed by this Article shall continue to perform their duties with all powers inherent to their office until the appointment of their respective replacements. The principal Statutory Auditor and his alternate who shall exercise their functions during the first statutory period are designated in Chapter XI of this Charter and By-laws.
CHAPTER VII
BALANCE SHEET, CAPITAL,
RESERVES, EARNINGS AND DIVIDEND DISTRIBUTION
     Article 29. Fiscal Year of the Corporation. The Corporation’s fiscal year shall commence on January 1 and end on December 31 of each year. However, the first fiscal year shall commence on the date of registration of this Charter and By-laws and will end on December 31, 2006. At the end of each fiscal year, the inventory and financial statements shall be prepared in accordance with the provisions of the Commercial Code and accounting principles generally accepted in the Republic. The Shareholders’ Meeting may consider and approve by qualified majority such financial statements for shorter periods as may be presented by the Board of Directors.
     Article 30. Corporate Reserves. Five percent (5%) of the Corporation’s net earnings from the general balance sheet and profit and loss statement approved in accordance with Article 16, shall be set aside annually for the purpose of creating a legal reserve fund until such fund is equal to ten percent (10%) of the total contributed capital.
     Article 31. Additional Reserves. In addition to contributed capital and established reserve funds, or any other capital accounts that may exist in accordance with the law or generally accepted accounting principles, the Corporation may create, with the prior consent of the Shareholders’ Meeting in accordance with Article 16(II) of this Charter and By-laws, additional capital reserve accounts. The amounts in such accounts may not be reduced or distributed in any way except with the consent of the Shareholders’ Meeting. The capital reserve accounts shall be considered a diminution of the losses, if any, for the determination of a diminution of the contributed capital as established in Article 264 of the Commercial Code.
     Article 32. Dividends and Other Distributions. Subject to Article 1.6(A) of the Conversion Contract, dividends and other distributions set forth in this Article 32 shall be paid pro rata among the number of issued shares, independently of their Class. The Corporation’s dividend policy, once the requirements for the reserve funds mentioned in Article 30, its investment plans and its financial, fiscal and other obligations are satisfied, shall consist of an annual payment in cash of the maximum amount of dividends that is feasible, avoiding the unnecessary retention of funds. The policy of the Corporation regarding distributions shall also contemplate the advance payment of dividends (loans to shareholders), reductions in capital and repayments of surplus, to the extent that the Board of Directors considers feasible and prudent given the financial condition and projections of the Corporation, in order to pay to the shareholders retained funds which are not required for the purposes set forth above. The Board of Directors shall consider the possibility of making such distributions at least quarterly. All payments of dividends, advances, reductions in capital or repayments of surplus in accordance with this Article, shall be made by the Corporation to each shareholder registered as such at the moment of the declaration or approval of such action by transfer of immediately available funds within five (5) Days after the date of such declaration or approval. All payments to shareholders in accordance with this Article 32 shall be made in United States of America dollars from accounts maintained by the Corporation abroad. The right to receive the payment shall arise at the moment in which the Shareholders’ Meeting approves it. In no event shall distributions be made to the shareholders if the Corporation does not have available funds to make such payment.
CHAPTER VIII
LIQUIDATION OF THE CORPORATION
     Article 33. Liquidation. Except as otherwise provided by law, liquidation of the Corporation shall be effected by one (1) liquidator appointed by the Shareholders’ Meeting that may have approved the liquidation. In the liquidation, all of the Corporation’s assets of whatever nature, whether tangible or intangible, real or personal, shall be transferred only to the owners of the Class A shares, except for cash not reserved for the payment of expenses or other obligations, which shall be distributed to the shareholders in proportion to their shareholdings in the Corporation.

CHAPTER IX
Audit and Access to Information
     Article 34. Shareholders’ Audit Right and Access to Information of the Corporation. Any shareholder shall have the right to have an independent auditor verify the accounting and financial books of the Corporation, for which purpose it shall give written notice to the Corporation at least thirty (30) Days in advance. During the course of such audits, which shall not interfere with the normal carrying out of activities of the Corporation, the Corporation shall offer to the auditors designated by the shareholder reasonable access to its facilities during working hours. The cost of such audits shall be assumed by the shareholder that requests them. In addition to the foregoing, the shareholders shall have complete access to all information related to the business of the Corporation. The Corporation will report periodically to all the Class A and Class B shareholders the financial, tax, health, safety and environmental, and other types of information necessary to enable them to prepare their reports and accounts in accordance with regulations applicable to them.
CHAPTER X
MISCELLANEOUS
     Article 35. Approval of Amendments to this Charter and By-laws. Except as provided under sections I(b) and II(b) of Article 16 of this Charter and By-laws, any amendment to this Charter and By-laws in order to be valid shall be approved by the Ministry of Energy and Petroleum and, in case of an amendment to Article 16, by the National Assembly.
     Article 36. Matters not Provided for Herein. All matters not provided for in this Charter and By-laws shall be governed by the laws of the Bolivarian Republic of

Venezuela. Except for what is established in the applicable laws and regulations of Public Law (Derecho Público), the Corporation shall be governed by the laws and regulations of Private Law (Derecho Privado), including, among the latter, the provisions of the Commercial Code that are applicable.
CHAPTER XI
TRANSITORY PROVISIONS
FIRST: The following persons are designated to carry out the duties of member of the Board of Directors, President of the Board of Directors, Statutory Auditor and Legal Representative, both as principal and alternate, which persons shall exercise their functions during the first statutory period until the Shareholders’ Meeting shall appoint their successors:

-C.I.	- President

-C.I.	- Director (Principal)

-C.I.	- Director (Principal)

-C.I.	- Director (Principal)

-C.I.	- Director (Principal)

-C.I.	- Director (Alternate)

-C.I.	- Director (Alternate)

-C.I.	- Director (Alternate)

-C.I.	- Director (Alternate)

-C.I.	- Director (Alternate)

-C.I.	- Statutory Auditor

-C.I.	- Statutory Auditor (Alternate)

-C.I.	- Legal Representative

SECOND: We hereby authorize ___and ___, Venezuelans and holders of identity cards number ___and ___, respectively, to make the presentation of the Corporation before the Commercial Registry of Judicial Inscription of the Capital District and the State of Miranda, as well as the publication of this document, so as to comply with the provisions of the Commercial Code of Venezuela.

Caracas, on the date of presentation.

CORPORACIÓN VENEZOLANA DEL PETRÓLEO, S.A.

By:

HARVEST-VINCCLER, C.A.

By:

ANNEX F
FORM OF TRANSFER DECREE

ANNEX F
TRANSFER DECREE PROJECT
BOLIVARIAN REPUBLIC OF VENEZUELA
Decree No. _____ of ______ 2006
TRANSFER DECREE
HUGO CHÁVEZ FRÍAS
PRESIDENT OF THE BOLIVARIAN REPUBLIC OF VENEZUELA
     Exercising the powers conferred by Article 156, Paragraph 16 and Article 236, Paragraphs 2 and 24, all of the Constitución de la República Bolivariana de Venezuela; Articles 100 and 101 of the Ley Orgánica de la Administración Pública; and Articles 24 and 37 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos,
     In Council of Ministers,
WHEREAS
     That the Decreto con Fuerza de Ley Orgánica de Hidrocarburos, set forth that hydrocarbon primary activities may be directly carried out by the National Executive through companies which it exclusively owns; as well as through companies in which it holds control of its decisions for having an interest greater than 50% of the capital stock, stating for this purpose that companies engaged in the performance of primary activities shall be operating companies,

CONFIDENTIAL
UNOFFICIAL TRANSLATION
07/03/06
WHEREAS
     That the company ___, has been directly chosen by the Ministry of Energy and Petroleum to become a minority partner in the joint venture [name of the MC], prior approval by the Council of Ministers in accordance with Article 37 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos, and that the National Assembly has approved the incorporation of the corresponding mixed company on ___, in compliance with the provisions in Article 33 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos,
WHEREAS
     That Article 24 of the referred Decreto con Fuerza de Ley Orgánica de Hidrocarburos sets forth the authority of this Office to transfer by decree to the operating companies the right to carry out primary activities and also to revoke such rights when the operators do not fulfill their obligations in such a way as to prevent achieving the purpose for which such rights were transferred,
WHEREAS
     That the State, as exclusive owner of the hydrocarbons, which are depletable and non-renewable resources, has the sovereign right to regulate production and to decide on the forms of exploitation that are most convenient for the national interests, the social and endogenous development and for the protection of the environment and the maintenance of the existing ecological balance,
WHEREAS
     That it is necessary to demand from the operating companies their active cooperation in the tasks of technological experimentation, research and development, and, in addition, that the activities carried out by operating companies should contribute to the integral development of the country and its workers by giving the most strict compliance to the guidelines and rules on which the Rule of Law (Estado Social de Derecho) is based,

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DECREES
     The transfer of the right to carry out primary activities and the determination of the Area
     Article 1. The right to carry out the primary activities provided in Article 9 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos is hereby transferred to [Name of the MC], subject to the conditions set forth in the Acuerdo issued by the National Assembly on ___, 2006 and published in the Official Gazette of the Bolivarian Republic of Venezuela on ___, 2006, in this Decree and in the Venezuelan legal framework. Consequently, [Name of the MC] shall carry out primary exploration activities in search of hydrocarbon reservoirs, their extraction in their natural state, initial gathering, transportation and storage in the geographical area designated by the Ministry of Energy and Petroleum in accordance with the provisions of Article 23 of the abovementioned Law governing this matter, through Resolution Nº ___, published in the Official Gazette of the Bolivarian Republic of Venezuela Nº ___, dated ___, 2006 (“Designated Area”).
     Duration of the mixed company
     Article 2. [Name of the MC] may carry out the abovementioned primary activities during twenty (20) year from the date of publication of this Decree in the Official Gazette of the Republic.
     Capacity as operator and exclusion of contracts dealing with primary activities
     Article 3. [Name of the MC] shall be the operator in the Designated Area and may, in accordance with the provisions of Article 25 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos, contract the specific petroleum services that may be necessary to assist it with the performance of its activities, such as, for example, seismic, drilling and maintenance services, it being understood that [name of the MC] may not enter into any contract or set of contracts by which it transfers, either directly or indirectly, its function as operator.

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     Payment of the royalty and taxes
     Article 4. [Name of the MC] shall pay the Republic the royalty based on the hydrocarbons volumes extracted from any reservoir and the taxes established in the law. The royalty may be demanded by the National Executive either in kind or in cash, in the modalities provided for in Articles 46 and 47 of the the Decreto con Fuerza de Ley Orgánica de Hidrocarburos.
     Special advantages
     Article 5. [Name of the MC] shall deliver to the Republic as “ventajas especiales”: (a) a participation, in the form of an additional royalty of three point thirty three percent (3.33%) of the volumes of hydrocarbons produced from the Designated Area and delivered to PDVSA Petróleo, S.A. (or to any other of the companies referred to in Article 27 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos that PDVSA Petróleo, S.A. may designate), two thirds of which shall be distributed to the municipalities conforming the Designated Area, which shall replace the payments that will no longer be received by such municipalities on account of municipal taxes, and one third of which shall be distributed to a fund to be administered by the National Executive through Corporación Venezolana del Petróleo, S.A., to finance endogenous development projects; and (b) an amount equal to the difference, if any, between (i) fifty percent (50%) of the value of hydrocarbons produced in the Designated Area and delivered to PDVSA Petróleo, S.A. (or to any other of the companies referred to in Article 27 of the Decreto con Fuerza de Ley Orgánica de Hidrocarburos that PDVSA Petróleo, S.A. may designate) during each calendar year (determined in accordance with the prices established for such hydrocarbons in the contract for sale and purchase of hydrocarbons entered into between [name of the MC] and PDVSA Petróleo, S.A. or its affiliate), and (ii) the sum of all payments made by [name of the MC] to the Republic, in respect of the activities carried out by the Mixed Company during such calendar year on account of applicable royalties on the hydrocarbons produced (including the additional royalty described in clause (a) above), income taxes, any other tax or levy calculated based on revenues (whether gross or net), and the investments in endogenous development projects of one percent (1%) of its profits before taxes required pursuant to Article Nine below. The amount of the “ventaja especial” described in the preceding clause (b) above shall be equal to zero when the sum of the payments described in clause (b)(ii) is equal to or greater than the amount calculated in accordance with clause (b)(i). For purposes of the calculation indicated in (b)(ii) above, if royalty is taken in kind, then the value of such royalty shall be equal to the amount that would have been payable as royalty if the same had been payable in cash. The “ventaja especial” described in clause (b) shall be paid on April 20 of each year, beginning on April 20, 2007, being it possible to use tax refund certificates of [name of the MC] for purposes of such payment, in which case such certificates shall be assigned in favor of the Republic. On or before each payment date, [name of the MC] shall deliver to the Ministry of Energy and Petroleum a written report setting forth the calculation of the payment obligation for such “ventaja especial.” The reimbursement of any amount for income taxes that was taken into account in the calculation of any payment of such “ventaja especial” and that had the effect of reducing the same, shall obligate [name of the MC] to pay to the Republic the amount reimbursed to the extent of such reduction in the payment of the respective “ventaja especial”,

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within thirty (30) consecutive days following the reimbursement. In no event shall the Bolivarian Republic of Venezuela reimburse any amounts paid on account of this “ventaja especial”, but any amount which in relation to any calendar year has been paid by [name of the MC] in excess of what would have been applicable computing any due adjustment within the parameters of calculation here established, may be deducted by [name of the MC] from the payment of this “ventaja especial” in subsequent years.
     Authority to revoke of the executive
     Article 6. The National Executive may revoke the rights transferred through this Decree, as well as any other rights that may have been transferred, such as the property right or other rights on real or personal property of the Republic’s private domain, if [name of the MC] does not fulfill the obligations set forth in the Decreto con Fuerza de Ley Orgánica de Hidrocarburos, the Acuerdo of the National Assembly and this Decree, in such a way as to prevent achieving the purpose for which such rights were transferred, as provided in Article 24 of the law regulating the hydrocarbons activity.
     Property of the information collected
     Article 7. All the geological, geophysical and any other technical information related to the primary activities carried out within the Designated Area shall be the property of the Republic as of the time in which it is obtained and [name of the MC] shall only have the right to use it in order to carry out the transferred activities. If for any reason the right to perform primary activities is extinguished, [name of the MC] shall deliver to the Ministry of Energy and Petroleum the originals comprising the information.
     Conservation measures
     Article 8. [Name of the MC] should plan and carry out all the steps necessary to restore the Designated Area and any other geographical area affected by the activities of [name of the MC] to the condition it had on the date of this Decree. Similarly, unless otherwise instructed by the Ministry of Energy and Petroleum and the Ministry of the Environment and the Natural Resources, before completion of the period established in this Decree, [name of the MC] shall remove and dispose of the contaminants resulting from the primary activities, in compliance with the procedures and quality standards required by the el Ministry of the Environment and the Natural Resources and, lacking them, by those generally accepted scientifically and technically and the standards of the oil industry for such activities.
     Social and Endogenous Development
     Article 9. [Name of the MC] shall prepare and carry out an endogenous development policy based on the principles of cultural and biological diversity preservation, the minimization of adverse environmental impacts and the social responsibility expressed in the National Development Plan. Moreover, based on the abovementioned policy, [name of the MC] shall prepare and implement a social investment plan aimed at developing improvement programs, which shall be submitted to the National Executive for approval. [Name of the MC] shall, within

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any calendar year, invest in such programs a sum equal to one per cent (1%) of its profits in the previous calendar year before taxes in accordance with its duly audited financial statements, it being understood that, with regard to the investment corresponding to the first calendar year, such sum shall be calculated based on the profits that [name of the MC] expects to obtain during such period.
     Duty to maintain the facilities and reversion
     Article 10. [Name of the MC] shall maintain in good condition the land lots and permanent works, including the facilities, accessories and equipment that are an integral part of them, and any other assets acquired for the performance of such activities, irrespective of their nature or their acquisition title, which shall be delivered to the Republic free of liens and without any indemnity upon extinguishment, for whatsoever reason, of the rights granted in order to guarantee the possibility of continuing with the activities, if this were the case, or their cessation with the less economic and environmental damage possible.
     No guarantee of exploitable substances or obligation to redress
     Article 11. The Republic does not guarantee the existence of substances within the area delimited by the Ministry of Energy and Petroleum, nor does the Republic undertakes its redress. The performance of the activities shall be at full risk of those performing them with regard to the existence of such substances.
     Applicable jurisdiction
     Article 12. The conflicts and controversies arising from the non-compliance of the conditions, guidelines, procedures and proceedings constituting the object of this Decree or arising therefrom, shall be resolved in accordance with the legislation of the Republic and before its jurisdictional bodies.
HUGO CHAVEZ FRIAS

ANNEX G
ASSETS AND CONTRACTS TO BE
TRANSFERRED BY HARVEST VINCCLER

ANNEX G
ASSETS AND CONTRACTS TO
BE TRANSFERRED BY HARVEST VINCCLER
[Note: The list of assets and contracts of Harvest Vinccler that will constitute this Annex shall be determined in each case in accordance with Article 1.4(B) of the Conversion Contract.]

ANNEX H
ASSETS TO BE
TRANSFERRED BY PPSA

ANNEX H
ASSETS TO BE TRANSFERRED BY PPSA
[Note: The list of assets that shall be transferred by PPSA that will constitute this Annex shall be determined in each case by the Decree of the National Executive that will transfer them to the MC.]

ANNEX I
BUSINESS PLAN

ANNEX I
BUSINESS PLAN
[Note: To be determined in accordance with Article 1.7 of the Conversion Contract.]
The following is the initial Business Plan, which may be modified in accordance with the provisions of Article 1.7 of the Conversion Contract. In case of conflict between the Business Plan (or any revision thereof) and the other provisions of the Conversion Contract or the Charter and By-laws of the Mixed Company, the latter shall prevail.

ANNEX J
POLICIES AND PROCEDURES
OF THE MIXED COMPANY

ANNEX J
POLICIES AND PROCEDURES
OF THE MIXED COMPANY
[Note: To be determined in accordance with Article 1.9 of the Conversion Contract.]
The following are the initial policies and procedures of the Mixed Company, which shall be adjusted in accordance with the provisions of Article 1.9 of the Conversion Contract. In case of conflict between such policies and procedures (or any adjustment thereof) and the other provisions of the Conversion Contract or the Charter and By-laws of the Mixed Company, the latter shall prevail.

ANNEX K
FORM OF CONTRACT FOR SALE AND PURCHASE
OF HYDROCARBONS

ANNEX K
FORM OF CONTRACT FOR SALE AND PURCHASE OF HYDROCARBONS
between
________________, S.A.
and
PDVSA PETRÓLEO, S.A.
April  , 2006

FORM OF CONTRACT FOR SALE AND PURCHASE
OF HYDROCARBONS
     This Contract for sale and purchase of natural hydrocarbons (the “Contract”) is entered into on the ___day of April, 2006, between ___, S.A. (the “Mixed Company”), a corporation established in accordance with the laws of the Bolivarian Republic of Venezuela (the “Republic”), represented herein by ___, as one party, and PDVSA Petróleo, S.A. (“PPSA”), a corporation established in accordance with the laws of the Republic, represented herein by ___, as the other party (hereinafter, the Mixed Company and PPSA shall be referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS
     The Mixed Company shall carry out activities of exploration, extraction, gathering, transportation and initial storage of hydrocarbons (the “Primary Activities”) in the area designated by the Ministry of Energy and Petroleum (the “Ministry”) pursuant to Resolution No. ___, published in the Official Gazette of the Republic No. ___, dated ___, 2006 (the “Designated Area”), in accordance with the Transfer Decree published in the Official Gazette of the Republic No. ___, dated ___, 2006, issued by the National Executive in accordance with the Decreto con Fuerza de Ley Orgánica de Hidrocarburos, published in the Official Gazette of the Republic No. 37.323 (the “Organic Hydrocarbons Law);
     In accordance with the Acuerdo of the National Assembly approving the formation of the Mixed Company and the terms and conditions that will govern the conduct of the Primary Activities by the Mixed Company, published in the Official Gazette of the Republic No. ___on ___, 2006, the Mixed Company is obligated to sell all of the hydrocarbons produced by it and not used in its operations in the Designated Area (except for the hydrocarbons corresponding to the payment of the royalty in kind, if applicable, and the associated natural gas which PPSA has not accepted to receive) to PPSA or another entity owned exclusively by the State; and
     PPSA, in its character as a company exclusively owned by the State, presently receives, treats and commercializes the hydrocarbons produced in the Designated Area, and desires to continue to do so.

     NOW, THEREFORE, the Parties hereby agree as follows:
ARTICLES
FIRST
PURPOSE
     In accordance with the terms and conditions set forth in this Contract, the Mixed Company agrees to sell and deliver to PPSA, and PPSA agrees to purchase and receive from the Mixed Company, the crude oil and associated natural gas that the Mixed Company produces from the Designated Area and does not use in the conduct of its Primary Activities or for the payment of royalties that the National Executive has decided to receive in kind (the “Hydrocarbons”).
SECOND
QUANTITY AND QUALITY
     Within the first twenty (20) calendar days (hereinafter “Days”) of each calendar month (hereinafter “Month”), the Mixed Company shall inform PPSA of the volume of Hydrocarbons it estimates to deliver to PPSA the following Month. The delivery points for the Hydrocarbons shall be the fiscalization points established by the Ministry (the “Delivery Points”), and the conditions of delivery, the volume and quality (API grades and sulfur content) of the Hydrocarbons actually delivered, shall be determined in accordance with the royalty agreement entered into with the Ministry (the “Royalty Agreement”) in effect at the time of delivery. Each Party and each shareholder of the Mixed Company shall have the right to request tests of the meters in place at the Delivery Points by an independent expert, and to witness such tests and receive the test results.
THIRD
TITLE AND CUSTODY
     The Mixed Company shall assume the risk of loss or contamination of the Hydrocarbons until the receipt of such Hydrocarbons by PPSA at the Delivery Points, where the title and custody of the Hydrocarbons shall be deemed transferred to PPSA. All costs incurred by PPSA at or downstream of such Delivery Points, including, among others, costs of receiving, transportation, treatment, processing and commercialization of the Hydrocarbons, shall be the exclusive responsibility of PPSA.

FOURTH
CALCULATION OF PAYMENTS
     PPSA shall pay to the Mixed Company the amounts calculated in accordance with Annex A for the volumes of Hydrocarbons delivered in accordance with this Contract in any Month, net of volumes corresponding to royalty which the National Executive decides to receive in kind.
FIFTH
INVOICES AND DATE OF PAYMENT
     Within the first fifteen (15) Days of each Month, the Mixed Company shall send to PPSA an invoice setting forth, in relation to the immediately preceding Month: (i) the volume of each type of Hydrocarbons delivered to PPSA net of the volumes corresponding to royalty which the National Executive decides to receive in kind; (ii) the detailed calculations of the payment in Bolívares owed for the methane gas delivered and the payment in United States of America dollars owed for the crude oil and natural gas liquids delivered, determined in accordance with Annex A; and (iii) the total amounts that PPSA must pay to the Mixed Company for the Hydrocarbons delivered, net of the volumes corresponding to royalties which the National Executive decides to receive in kind, in accordance with this Contract during the prior Month. The payments owed in accordance with each invoice shall be effected on the last Day of the second Month following the Month in which the Hydrocarbons covered by such invoice were delivered. PPSA shall make payment of each invoice by wire transfer, in United States of America dollars in the case of payment for crude oil and natural gas liquids delivered, and in Bolivars in the case of payment for methane gas delivered, in immediately available funds, without any set-off or discount, to the bank accounts that the Mixed Company indicates in writing.
SIXTH
ADJUSTMENTS
     Upon reaching a definitive resolution of any adjustment resulting from errors in the determination of the quantity or quality (API grades or sulfur content) of the delivered Hydrocarbons, or in the calculation of the payments owed, the creditor Party resulting from the adjustment shall send to the other Party an invoice with details of the cause and amount of the adjustment and indicating the bank account for payment of the invoice, and the other Party shall, within fifteen (15) Days following the receipt of such invoice, pay the adjustment by means of an electronic transfer of United States of America dollars in immediately available funds to such account.

SEVENTH
PENALTY INTEREST
     For any period of delay in making payments owed in accordance with this Contract, the Party that incurs such delay shall pay to the other Party interest on the amount owed and not paid, at an annual rate equal to LIBOR plus four (4) percentage points. For the purposes of this Contract, LIBOR means, for each consecutive period of thirty (30) Days, the London Inter-Bank Offering Rate for a month as indicated in the Telerate page 3750 at 11:00 a.m. (London Time) on the first day of the applicable period or, if commercial banks are not open for international operations in London on such day, the rate on the next day on which commercial banks in London are open for international operations.
EIGHTH
ASSIGNMENT
     Neither Party may assign or transfer this Contract or any of the rights or obligations hereunder, without the prior written consent of the other Party. Notwithstanding the foregoing, PPSA can assign its rights and obligations under this Contract to any other of the entities referred to in Article 27 of the Organic Hydrocarbons Law, and the Mixed Company can assign its rights for receipt of payment derived from the sale of Hydrocarbons under this Contract.
NINTH
FORCE MAJEURE
     Neither Party shall be liable to the other Party for losses or damages resulting from interruptions, reductions or delays in the delivery or receipt of Hydrocarbons caused by events of force majeure. The following, among others, shall be considered force majeure events: natural disasters; wars, blockades, sabotage or other similar hostilities; labor conflicts; interruptions in electricity service; accidents or other problems with equipment or installations for production, processing, delivery, receipt or transportation of Hydrocarbons; and governmental acts. The Party that believes that it has been affected by an event of force majeure shall notify the other Party as soon as possible of the occurrence, duration and effect of the event in question, as well as its termination. No event of force majeure shall excuse the failure to pay any amount due in accordance with this Contract by either of the Parties.
TENTH
LIMITATION OF LIABILITY
     Neither Party shall be responsible to the other for indirect or incidental damages of any kind resulting from the breach of this Contract.

ELEVENTH
TERM
     The term of this Contract shall be from the date it is executed until the date on which the right of the Mixed Company to carry out the Primary Activities in the Designated Area expires or is revoked in accordance with its terms and the Mixed Company has been paid for all of the Hydrocarbons delivered in accordance with this Contract.
TWELFTH
REPRESENTATIONS OF THE PARTIES
     Each Party acknowledges that the other Party is entering into this Contract in its own name and in its capacity as a legal entity empowered to contract on is own behalf. In addition, each Party represents and warrants to the other Party that: (i) it has full legal authority to execute and perform this Contract; (ii) it has complied with all corporate and other actions required for it to execute and perform this Contract; (iii) it has obtained all governmental and other authorizations required for the execution and performance of this Contract; (iv) upon its execution and delivery, this Contract shall constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (v) neither it nor any of it affiliates, contractors or subcontractors or their affiliates, and no employee, agent or representative of any of the foregoing, directly or indirectly, has offered, promised, authorized, paid or delivered money or anything of value to any official or employee of any government or public national or international organization or political party, any official or employee thereof or any candidate for public office to influence his or her action or decision, or to gain any undue advantage, in connection with this Contract or any of the activities that are carried out in accordance with this Contract.
THIRTEENTH
NOTICES
     All notices and other communications between the Parties shall be in writing and shall be deemed effective upon receipt by the intended recipient at the following addresses, or at any other address timely indicated by either of the Parties in writing to the other:
          To the Mixed Company:
          To PPSA:

or at such other address as either Party may indicate to the other in writing, with at least ten (10) Days’ prior notice, in accordance with the terms of this Article.
FOURTEENTH
AMENDMENTS AND WAIVERS
     This Contract may not be amended without the prior written consent of both Parties. Any waiver of rights conferred by this Contract must be in writing and signed by the authorized representatives of the Party that is waiving such rights.
FIFTEENTH
APPLICABLE LAW AND JURISDICTION
     This Contract shall be governed by and interpreted in accordance with the laws of the Republic. Any dispute or controversy that may arise from or in connection with this Contract shall be submitted exclusively to the courts of the Republic having jurisdiction. Before initiating any litigation, the Parties shall in good faith and within the framework of the Organic Hydrocarbons Law, explore the possibility of utilizing mechanisms to amicably resolve controversies of any nature that my arise, including, for technical matters, the possible request of opinions of independent experts appointed by mutual agreement. In case that it is decided to use such mechanisms, there shall be a written record of the contents of such agreement.
SIXTEENTH
ENTIRE AGREEMENT
     This Contract represents the entire agreement of the Parties regarding the subject matter hereof. The Annexes of this Contract are an integral part hereof.
SEVENTEENTH
HEADINGS AND REFERENCES
     The headings of the Articles of this Contract are included solely for convenience and shall not be considered in the interpretation of this Contract. All references herein to Articles and Annexes shall be considered references to Articles and Annexes of this Contract.
EIGHTEENTH
LANGUAGE
     This Contract is entered into in the Spanish language, which is the language by which it should be interpreted. Any translation that is made shall not be considered for purposes of the interpretation hereof.

NINETEENTH
COUNTERPARTS
     This Contract is executed in four counterparts, with one meaning and effect, each of which shall be considered an original.
     This Contract has been executed in the City of Caracas, Bolivarian Republic of Venezuela, on the ___day of April 2006.

[MIXED COMPANY’S NAME]

By:

PDVSA PETRÓLEO, S.A.

By:

ANNEX A
CALCULATION OF PAYMENTS
Payments to the Mixed Company by PPSA for the volumes of Hydrocarbons delivered in any Month under this Contract, net of any volume corresponding to royalties that the National Executive may decide to receive in kind, shall be calculated in accordance with the formulas set forth below in numerals (1), (2) and (3) of this Annex A.
(1) Calculation of Payment for Crude Oil Delivered.
PPC = VPC * (PRG * FPG + PRC * FPC + PRE * FPE + PRA * FPA)
Where:

PPC	=	Payment for crude oil delivered by the Mixed Company to PPSA during the Month in question (US$).

VPC	=	Volume of crude oil delivered by the Mixed Company to PPSA during the Month in question, net of any volume corresponding to royalties that the National Executive decides to receive in kind (barrels).

PRG	=	Reference price for Merey 16 crude oil destined for the Gulf of Mexico during the Month in question (US$/barrel), determined pursuant to the following formula:

PRG = 0.60 * (WTS + FO3) — 0.20 * WTI + AGA — ACC + K

Where:

WTS	=	Average of the daily high and low spot prices during the Month in question of West Texas Sour crude oil delivered in Midland, Texas, as reported in Platts Oilgram Price Report (US$/barrel).

FO3	=	Average of the daily high and low spot prices during the Month in question of fuel oil with a 3% sulfur content in the Gulf of Mexico (No. 6 Fuel Oil, 3% S, Waterborne, USGC), as reported in Platts Oilgram Price Report (US$/barrel).

WTI	=	Average of the daily high and low spot prices during the Month in question of West Texas Intermediate crude oil delivered in Cushing, Oklahoma, as reported in Platts Oilgram Price Report (US$/barrel).

AGA	=	Sum of the adjustments for variations of gravity and sulfur content of the crude oil delivered from the standard of Merey 16 crude oil

(16.5º API; 2.5% sulfur) during the Month in question, which values shall be published monthly by the Ministry, for all crude oils destined to the Gulf of Mexico for which Merey 16 is the reference crude oil (US$/barrel). These adjustments are intended to reflect the values of such variations in gravity and sulfur content in the Gulf of Mexico during the Month in question.

ACC	=	Adjustments for commercialization costs, during the Month in question, consisting of the sum of (a) US$0.00125 per barrel and kilometer, indexed in accordance with the United States of America consumer price index from April 1st, 2006 and multiplied by the distance in kilometers between the delivery point and the shipping port, plus (b) US$ per barrel, indexed in accordance with the United States of America consumer price index from April 1st, 2006, on account of additional maritime transportation costs in connection with crude oils commercialized as part of blends loaded in ports of Lake Maracaibo, plus (c) US$ per barrel, indexed in accordance with the United States of America consumer price index from April 1st, 2006, on account of other handling costs of crude oil between delivery and shipping, plus (d) US$0.05 per barrel, indexed in accordance with the United States of America consumer price index from April 1st, 2006, on account of commercialization fees, plus (e) any other tax or duty applicable to the export of Merey 16 crude oil, denominated in US$ per barrel.

K	=	Constant for Merey 16 crude oil in the Gulf of Mexico during the Month in question, as published monthly by the Ministry, for all crude oils destined to the Gulf of Mexico for which Merey 16 is the reference crude oil (US$/barrel). This constant is intended to neutralize any distortions that may occur given the reference prices for Merey 16 crude oil and the prevailing market conditions for such crude oil in the Gulf of Mexico during the Month in question (competition, refining and other factors that may affect demand and supply).

FPG	=	Weighting factor for the reference price of Merey 16 crude oil destined to the Gulf of Mexico, which will be equal to 0.7097 for the year 2006. In January 2007, and in January of each year thereafter, the Ministry will publish the FPG for such year based on the proportion of exports of Merey 16 crude oil and related crude oils to the Gulf of Mexico during the prior calendar year to the total exports of Merey 16 crude oil and related crude oils during the prior calendar year, expressed in decimal form.

PRC	=	Price reference for Merey 16 crude oil destined to the Caribbean during the Month in question, determined in accordance with the formula for the calculation of the reference price for the Merey 16 crude oil destined to the Gulf of Mexico

(PRG), except for the constant K, which shall be published monthly by the Ministry for the Merey 16 crude oil destined to the Caribbean, and which will reflect the difference in transportation costs as between the Gulf of Mexico (Houston) and the Caribbean (Curacao) (US$/barrel).

FPC	=	Weighting factor for the reference price of Merey 16 crude oil destined to the Caribbean, which shall be equal to 0.2345 during 2006. In January 2007, and in January of each year thereafter, the Ministry will publish the FPC for such year based on its estimate of the proportion of exports of Merey 16 crude oil and related crude oils to the Caribbean during the prior calendar year to the total exports of Merey 16 crude oil and related crude oils during the prior calendar year, expressed in decimal form.

PRE	=	Reference price for Merey 16 crude oil destined to Europe during the Month in question (US$/barrel), determined in accordance with the following formula.

PRE = 0.75 * (BRD + FO3.5) – 0.50 * FRT + AGA — ACC + K

Where:

BRD	=	Average of the daily high and low spot prices during the Month in question of the North Sea Dated Brent crude oil, delivered in Sullom Voe, U.K., as reported in Platts Oilgram Price Report (US$/barrel).

FO3.5	=	Average of the daily high and low spot prices during the Month in question of fuel oil CIF with a 3.5% sulfur content delivered in Rotterdam (Fuel Oil, 3.5% S, CIF ARA Barges), as reported in Platts Oilgram Price Report (US$/barrel).

FRT	=	Average of the daily high and low spot prices during the Month in question of North Sea Forties crude oil delivered in Hound Point, U.K., as reported in Platts Oilgram Price Report (US$/barrel).

AGA	=	Sum of the adjustments for variations of gravity and sulfur content of the crude oil delivered from the standard of Merey 16 crude oil (16.5º API; 2.5% sulfur) during the Month in question, which values shall be published monthly by the Ministry, for all crude oils destined to Europe for which Merey 16 is the reference crude oil (US$/barrel). These adjustments are intended to reflect the values of such variations in gravity and sulfur content in Europe during the Month in question.

ACC	=	Shall have the same meaning as provided above in the definition of the term ACC included in the formula for the price calculation of the Merey 16 crude oil destined to the Gulf of Mexico (PRG).

K	=	The constant for the Merey 16 crude oil destined to Europe during the Month in question, as published monthly by the Ministry, for all crude oils destined to Europe for which Merey 16 is the reference crude oil (US$/barrel). This constant is intended to neutralize any possible distortions that may occur given the reference prices for Merey 16 crude oil and the prevailing market conditions for such crude oil in Europe during the Month in question (competition, refining and other factors that may affect demand and supply).

FPE	=	Weighting factor for the reference price of Merey 16 crude oil destined to Europe, which will be equal to 0.0250 during 2006. In January 2007, and in January of each year thereafter, the Ministry will publish the FPE for such year based on the proportion of exports of Merey 16 crude oil and related crude oils to Europe during the prior calendar year to the total exports of Merey 16 crude oil and related crude oils for the prior calendar year, expressed in decimal form.

PRA	=	Reference price for the Merey 16 crude oil destined to Asia during the Month in question (US$/barrel), determined in accordance with the following formula:

PRA = 0.30 * DUB + 0.70 * FO2 + AGA — ACC + K

Where:

DUB	=	Average of the daily high and low spot prices during the Month in question for Dubai crude oil delivered in Fateh, Dubai, as reported in Platts Oilgram Price Report (US$/barrel).

FO2	=	Average of the daily high and low spot prices during the Month in question for fuel oil 180 CTS with a 2% sulfur content delivered in Singapore (Fuel Oil, 2% S, 180. Singapore), as reported in Platts Oilgram Price Report (US$/barrel).

AGA	=	Sum of the adjustments for variations of gravity and sulfur content of the crude oil delivered from the standard of Merey 16 crude oil (16.5º API; 2.5% sulfur) during the Month in question, which values shall be published monthly by the Ministry, for all crude oils destined to Asia for which Merey 16 is the reference crude oil (US$/barrel). These adjustments are intended to reflect the values of such variations in gravity and sulfur content in Asia during the Month in question.

ACC	=	Shall have the same meaning as provided above in the definition of the term ACC included in the formula for the price calculation of the Merey 16 crude oil destined to the Gulf of Mexico (PRG).

K	=	The constant for the Merey 16 crude oil destined to Asia during the Month in question, as published monthly by the Ministry, for all crude oils destined to Asia for which Merey 16 is the reference crude oil (US$/barrel). This constant is intended to neutralize any distortions that may occur given the reference prices for Merey 16 crude oil and the prevailing market conditions for such crude oil in Asia during the Month in question (competition, refining and other factors that may affect demand and supply).

FPA	=	Weighting factor for the reference price of Merey 16 crude oil destined to Asia, which will be equal to 0.0308 during 2006. In January of 2007, and in January of each year thereafter, the Ministry will publish the FPA for such year based on the proportion of exports of Merey 16 crude oil and related crude oils to Asia during the prior calendar year to the total volume of exports of Merey 16 crude oil and related crude oils during the prior calendar year, expressed in decimal form.
In the event that one of the Parties or any shareholder of the Mixed Company, believes that due to changes in the markets or in the application of the adjustment factors published by the Ministry, any formula included in this Annex A no longer accurately reflects the export value to the market in question of the crude oil delivered by the Mixed Company to PPSA, such Party or shareholder may request a prospective adjustment to such formula. Once this request has been made, the Parties and shareholders will meet as soon as possible to discuss in good faith the necessity of the requested prospective adjustment and, if appropriate, the specific amount of such adjustment. The intention of the Parties is that the formulas contained in this Annex A should adequately reflect the long term export value to the relevant markets of the crude oil delivered, in the understanding that no request for adjustment may be based on disagreements regarding such value in the short term, or the use of Merey 16 as the reference crude oil.
In case that the Platts Oilgram Price Report ceases to be published or is otherwise unavailable, the Parties will agree on an alternate source of information for the reference prices reported therein. If any such reference price is not available in any alternate source of information, the Parties will select a new reference price.
(2) Calculation of payment for Associated Natural Gas Delivered
PM = (PG / 0.6667) * TC * VG
Where:

PM	=	Payment for the associated natural gas delivered by the Mixed Company to PPSA during the Month in question (Bs.)

PG	=	1.03 US$/MPCE (one United States dollar and three cents per each thousand standard cubic feet)

TC	=	Value of the United States dollar expressed in Bolívares, in accordance to the official exchange rate published by the Central Bank of Venezuela for the last Day of the Month in question.

VG	=	Volume of associated natural gas delivered by the Mixed Company to PPSA during the Month in question, net of the volume corresponding to any royalty that the National Executive decides should be paid in kind (MPCE).